UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑       Preliminary proxy statement.
☐       Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐       Definitive Proxy Statement.
☐       Definitive Additional Materials.
☐       Soliciting Material Pursuant to § 240.14a-12.
TECHNOLOGY SOLUTIONS COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐    No fee required.
☑    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share, of Technology Solutions Company

(2)	Aggregate number of securities to which transaction applies:
2,565,866 shares of TSC common stock outstanding as of March 6, 2009 and 631 options to purchase shares of TSC common stock having an exercise price of less than $2.39 per share, the low-end of the estimated per share range of aggregate liquidation proceeds to be distributed to TSC stockholders.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined by multiplying 0.00003930 by the aggregate estimated liquidating distributions. The aggregate estimated liquidating distributions is calculated as the sum of 2,565,866 shares of TSC common stock plus 631 options to purchase shares of TSC common stock (having an exercise price of less than $2.39 per share, the low-end of the expected per share range of aggregate liquidation proceeds to be available to TSC stockholders), multiplied by the average of the high and low estimated aggregate amount of liquidating distributions, $2.54.

(4)	Proposed maximum aggregate value of transaction: $6,902,179.54

(5)	Total fee paid: $256

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

PRELIMINARY COPY

TECHNOLOGY SOLUTIONS COMPANY
55 East Monroe Street, Suite 2600
Chicago, Illinois 60603

[ • ], 2009

To the Stockholders of Technology Solutions Company:

You are cordially invited to attend a special meeting of stockholders of Technology Solutions Company (“TSC”) to be held on [ • ], 2009, at [ • ], local time, at TSC’s offices located at 55 East Monroe Street, Suite 2600, Chicago, Illinois 60603. Details of the business to be conducted at the meeting are given in the accompanying Notice of Special Meeting of Stockholders and Proxy Statement. After careful consideration, our board of directors (the “Board”) has unanimously approved the proposals set forth in the Proxy Statement and recommends that you vote in favor of all such proposals.

On February 10, 2009, the Board approved a Plan of Complete Liquidation and Dissolution (the “Plan of Dissolution”). At the special meeting, you will be asked to approve the Plan of Dissolution. The Plan of Dissolution is being proposed because the Board believes that, if approved, the Plan of Dissolution would provide greater value to our stockholders than other alternatives available to the Company. The Board unanimously recommends that TSC’s stockholders vote “FOR” the approval of the Plan of Dissolution. Because of the uncertainties as to the precise net realizable value of our assets that we have not yet sold and the ultimate settlement amount of our liabilities, it is impossible to predict with certainty the aggregate net values, if any, which may ultimately be distributed to our stockholders or the timing of distributions if the Plan of Dissolution is approved. However, based upon information presently available to us, we believe our stockholders could receive aggregate proceeds from a liquidation of approximately $2.39 to $2.69 per share with the initial cash distribution of liquidation proceeds to occur as soon as practicable following approval of the Plan of Dissolution by TSC stockholders.

The accompanying proxy statement provides you with detailed information about the Plan of Dissolution. We urge you to read the entire proxy statement carefully.

Your vote is important, regardless of the number of shares you own.  The Plan of Dissolution cannot be approved and the transactions contemplated thereby cannot be consummated unless holders of a majority of the shares of our common stock outstanding on the record date vote for the approval of the Plan of Dissolution.

Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or other nominee. Your cooperation in voting your shares is greatly appreciated.

On behalf of the Board and management of TSC, we would like to thank you for your support and confidence and look forward to seeing you at the meeting.

/s/  Carl F. Dill, Jr.
Carl F. Dill, Jr.
Chairman of the Board of Directors

The proxy statement, dated [ • ], 2009, is first being mailed to stockholders on or about [ • ], 2009.

TECHNOLOGY SOLUTIONS COMPANY
55 East Monroe Street, Suite 2600
Chicago, Illinois 60603

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD [ • ], 2009

Notice is hereby given that a special meeting of the stockholders of Technology Solutions Company, a Delaware corporation (“TSC”), will be held at TSC’s offices located at 55 East Monroe Street, Suite 2600, Chicago, Illinois 60603, on [ • ], 2009 at [ • ], local time, for the following purposes:

1. To approve the Plan of Complete Liquidation and Dissolution, substantially in the form of Exhibit A to the accompanying proxy statement;

2. To consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Plan of Complete Liquidation and Dissolution referred to in Item 1; and

3. To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on [ • ], 2009 are entitled to notice of, and to vote at, the special meeting or any adjournments thereof.

The Plan of Complete Liquidation and Dissolution is described in the accompanying proxy statement and a copy of the Plan of Complete Liquidation and Dissolution is attached to the proxy statement as Exhibit A. We urge you to read the entire proxy statement and the Plan of Complete Liquidation and Dissolution carefully.

We hope you will be able to attend the meeting in person, and you are cordially invited to attend.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY. It is important that all stockholders complete, sign, date and return the proxy using the enclosed envelope to which no postage need be affixed if mailed in the United States.

By Order of the Board of Directors,

/s/  Timothy G. Rogers
Timothy G. Rogers
Senior Vice President, Chief
Financial Officer and Secretary

[ • ], 2009

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION — YOUR VOTE IS VERY IMPORTANT

PLEASE DO NOT SEND YOUR TSC COMMON STOCK CERTIFICATES TO US AT THIS TIME. IF THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION IS APPROVED, YOU WILL BE SENT INSTRUCTIONS REGARDING SURRENDER OF YOUR CERTIFICATES.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. ANY PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FOLLOWING THE INSTRUCTIONS SET FORTH ON PAGE 14 OF THE ACCOMPANYING PROXY STATEMENT. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

PROXY STATEMENT

SUMMARY TERM SHEET

This summary term sheet briefly summarizes the most material terms of the Plan of Complete Liquidation and Dissolution (the “Plan of Dissolution”) detailed in this proxy statement. You are urged to read this proxy statement, including the exhibit and the documents referred to in this proxy statement, carefully. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where Stockholders Can Find More Information” beginning on page 34.

In this proxy statement, the terms “we,” “us,” “our,” “TSC” and the “Company” refer to Technology Solutions Company and, where appropriate, its subsidiaries.

•	TSC Will Hold a Special Meeting of its Stockholders to Consider Approving of the Plan of Dissolution and the Meeting Adjournment Proposal, if Necessary (Page 13)

Date, Time and Place (Page 13).  A special meeting of TSC’s stockholders will be held at TSC’s offices located at 55 East Monroe Street, Suite 2600, Chicago, Illinois 60603, on [ • ], 2009 at [ • ], local time. At the special meeting, you will be asked to consider and vote upon proposals to (i) approve the Plan of Dissolution; (ii) adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Plan of Dissolution (the “Meeting Adjournment Proposal”); and (iii) transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

Record Date and Voting (Page 13).  Only stockholders who hold shares of our common stock, par value $0.01 per share (“TSC common stock”), at the close of business on [ • ], 2009, the record date for the special meeting, will be entitled to vote at the special meeting. Each share of TSC common stock outstanding on the record date will be entitled to one vote on each matter submitted to stockholders for approval at the special meeting. As of March 6, 2009 there were 2,565,866 shares of TSC common stock outstanding.

Vote Required (Page 14).  Approval of the Plan of Dissolution requires the affirmative vote of [ • ] shares of TSC common stock, being a majority of the shares of TSC common stock outstanding on the record date. Approval of the Meeting Adjournment Proposal requires the affirmative vote of stockholders holding a majority of the shares of TSC common stock present and entitled to vote at the special meeting.

Share Ownership of Directors and Executive Officers (Page 31).  As of [ • ], 2009, the record date, our directors and executive officers beneficially owned and are entitled to vote, in the aggregate, 26,790 shares of TSC common stock, representing approximately 1.04% of the outstanding shares of TSC common stock. Our directors and executive officers have informed us that they intend to vote all of their shares “FOR” the approval of the Plan of Dissolution and “FOR” the Meeting Adjournment Proposal, if necessary.

•	The Proposed Plan of Dissolution (Page 16)

At the special meeting, stockholders will be asked to consider and vote upon a proposal to voluntarily dissolve and liquidate the Company and, subject to the requirements of Delaware law, which requires that we satisfy or make reasonable provision for the satisfaction of our remaining liabilities, to distribute to our stockholders available cash and non-cash assets. Our board of directors (the “Board”) approved the Plan of Dissolution, subject to stockholder approval, on February 10, 2009. Delaware law provides that a corporation may be dissolved upon approval and recommendation by the board of directors of the corporation of a plan of dissolution, followed by the approval of the plan by its stockholders. Assuming that the Plan of Dissolution is approved by the requisite vote of our stockholders at the special meeting and any adjournments or postponements of the special meeting, we intend to file a certificate of dissolution with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) as soon as reasonably practicable. The effect of such filing would be that our corporate existence would continue, but we would not be permitted to carry on any business except that appropriate to wind up and liquidate our business and affairs.

•	Recommendation of the Board (Page 29)

The Board has determined that the voluntary dissolution and liquidation of the Company pursuant to the Plan of Dissolution is advisable and in the best interests of TSC and its stockholders. The Board unanimously recommends that you vote “FOR” the approval of the Plan of Dissolution. The Board reached its determination based on various factors, as more fully described in this proxy statement. The Board also recommends that you vote “FOR” the Meeting Adjournment Proposal, if necessary.

•	Timing and Amount of Distributions to Our Stockholders (Page 21)

The Plan of Dissolution provides for an initial liquidating cash distribution as soon as practicable following approval of the Plan of Dissolution by TSC stockholders. We currently expect this initial cash distribution to be in the amount of at least $2.00 per share. The amount of such initial cash distribution could be higher if we are able to dispose of all or a substantial portion of our assets promptly following approval of the Plan of Dissolution. We may enter into agreements to sell our assets subject to approval of the Plan of Dissolution by TSC stockholders. After the initial cash distribution, we intend to make additional liquidating distributions from time to time following the filing of the certificate of dissolution. All liquidating distributions will be made pro rata in accordance with the respective number of shares of TSC common stock held of record on the effective date of the certificate of dissolution. Prior to making any liquidating distribution, the Board or the trustee, if we have transferred our assets to a liquidating trust, must have made a determination that reasonable provision has been made for the prosecution, defense, settlement or other resolution of claims and the satisfaction of all reasonably ascertainable liabilities of the Company. We currently estimate that, if we are able to dispose of substantially all of our assets, the aggregate amount of all liquidating distributions that we intend to pay to TSC stockholders will be in the range of $2.39 to $2.69 per share of TSC common stock.

•	How Outstanding Options Will Be Treated (Page 26)

Options to acquire shares of TSC common stock granted under various TSC stock incentive plans that are outstanding immediately prior to the approval of the Plan of Dissolution, vested or unvested, will be cancelled as of the date on which our certificate of dissolution is filed with the Delaware Secretary of State.

•	Interests of Directors and Officers in the Plan of Dissolution (Page 32)

In considering the recommendation of the Board, you should be aware that some of our directors and executive officers may have interests in the Plan of Dissolution that are different from or in addition to your interests as a stockholder and that may present actual or potential conflicts of interest. The Board was aware of these interests and considered them, among other matters, in approving the Plan of Dissolution and the transactions contemplated thereby and in determining to recommend that TSC’s stockholders vote “FOR” the approval of the Plan of Dissolution. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.

•	How the Plan of Dissolution May Be Modified, Amended or Abandoned (Page 21)

TSC may modify, amend or abandon the Plan of Dissolution and the transactions contemplated thereby without further action by TSC’s stockholders to the extent permitted by the Delaware General Corporation Law, as amended (the “DGCL”), if, for any reason, the Board determines that such action would be in the best interests of the Company and its stockholders.

TSC may not modify, amend or abandon the Plan of Dissolution under circumstances that would require additional stockholder approval under the DGCL and/or the federal securities law or NASDAQ Global Market requirements without complying with such requirements.

•	U.S. Tax Considerations For TSC’s Stockholders (Page 26)

Generally, consideration paid to our stockholders pursuant to the Plan of Dissolution will be taxable to our stockholders for U.S. federal income tax purposes. A holder of TSC common stock receiving cash pursuant to the Plan of Dissolution generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the sum of the amount of cash distributed to them and the aggregate fair market value (at the time of distribution) of any property distributed to them (including transfers of assets to a liquidating trust), and (ii) the holder’s adjusted tax basis in their shares of TSC common stock.

•	TSC’s Stockholders Will Not Have Appraisal Rights (Page 26)

Under the applicable provisions of the DGCL, our stockholders are not entitled to appraisal or dissenters rights with respect to the Plan of Dissolution or the transactions contemplated thereby.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Any statements in this proxy statement about future results of operations, expectations, plans and prospects, including statements regarding completion of the proposed liquidation and dissolution, constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on TSC’s current estimates and assumptions and, as such, involve uncertainty and risk. For each of these statements, we claim the protection contained in Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act” in this proxy statement.

The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by these forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement, or, in the case of documents incorporated by reference or attached to this proxy statement, as of the respective dates of such documents. In addition to other factors and matters contained in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	our ability to obtain stockholder approval of the Plan of Dissolution;

•	our ability to sell our non-cash assets in a timely manner or at all pursuant to the proposed Plan of Dissolution;

•	the price and other terms and conditions of sale of our non-cash assets;

•	our ability to prosecute, defend, settle or otherwise resolve claims and demands and to make reasonable provision for the satisfaction of liabilities and the costs of taking such actions;

•	the risk that the expenses of implementing the Plan of Dissolution may exceed our estimates;

•	the risk that we may not have sufficient funds to continue to operate our business and pursue other strategic alternatives if the Plan of Dissolution is not approved;

•	the highly speculative nature of any strategic alternatives that may be available to us if the Plan of Dissolution is not approved;

•	the competitive nature of the markets in which we operate;

•	a continuation of the current economic downturn or a change in economic conditions;

•	our ability to retain existing customers and to attract new customers;

•	our ability to retain qualified personnel;

•	our anticipated operating losses;

•	uncertainties regarding the availability of additional capital and continued listing of TSC common stock on the NASDAQ Global Market; and

•	other risks and uncertainties described under the heading “Risk Factors” set forth below and described in our annual report on Form 10-K for the year ended December 31, 2008 and other reports we may file with the Securities and Exchange Commission.

Except to the extent required under the federal securities laws, TSC does not intend to update or revise the forward-looking statements. In the event of any material change in any of the information previously disclosed, we will, where relevant and if required under applicable law, update such information through a supplement to this proxy statement to the extent necessary.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE PLAN OF DISSOLUTION

Q:	Why am I receiving these materials?

A:	You are receiving this proxy statement and proxy card because you held shares of TSC common stock at the close of business on [ • ], 2009, the record date for the special meeting, and are entitled to vote at the special meeting to be held on [ • ], 2009. The Board is providing these proxy materials to give you information for use in determining how to vote in connection with the special meeting of stockholders. The enclosed proxy card allows you to vote your shares by proxy without attending the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting will take place at TSC’s offices located at 55 East Monroe Street, Suite 2600, Chicago, Illinois 60603, on [ • ], 2009 at [ • ], local time.

Q:	What is the purpose of the special meeting?

A:	At the special meeting, stockholders will consider and vote on a proposal to approve the Plan of Dissolution, attached as Exhibit A. Additionally, stockholders will consider and vote on a proposal to adjourn the special meeting to another date, time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of the proposed Plan of Dissolution.

Q:	What will happen if the Plan of Dissolution is approved?

A:	Under the terms of the Plan of Dissolution, upon approval of the Plan of Dissolution, the Company intends to file a certificate of dissolution with the Delaware Secretary of State; cease all of the Company’s business except as appropriate to wind up and liquidate its business and affairs; sell or otherwise dispose of its non-cash assets; satisfy or resolve its remaining liabilities and obligations; establish a contingency reserve or otherwise make reasonable provision for the satisfaction of any known, contingent or conditional liabilities, including by means of insurance coverage or any other means that the Board determines is reasonably calculated to provide for satisfaction of the reasonably estimated amount of such liabilities; and make one or more distributions to its stockholders of cash available for distribution, subject to legal requirements. Additionally, following stockholder approval of the Plan of Dissolution and the filing of a certificate of dissolution, we intend to close our stock transfer books, discontinue recording transfers of shares of TSC common stock and delist TSC common stock from the NASDAQ Global Market.

Q:	How does the Board recommend I vote?

A:	The Board unanimously recommends that you vote “FOR” the approval of the Plan of Dissolution and “FOR” the Meeting Adjournment Proposal, if necessary.

Q:	Why has the Board approved the Plan of Dissolution?

A:	After considering a variety of factors, including (i) our inability to identify an acceptable buyer, strategic alliance partner or merger candidate; (ii) indications that, despite significant cutbacks in our workforce, significant operating losses would continue; (iii) the substantial accounting, legal and other expenses associated with being a small publicly-traded company in light of our existing and expected revenues; (iv) prevailing negative economic conditions both generally and within the healthcare provider market; (v) the challenges that we would likely face in pursuing an acquisition strategy that would accelerate our growth, including competition for potential acquisition targets, our limited financial resources and the difficulties in successfully integrating acquisitions; and (vi) the possibility that our common stock will be delisted from the NASDAQ Global Market in the future if we do not meet the continued listing requirements of the NASDAQ Global Market as a result of our stock price or financial condition, the Board has determined that it would not be advisable to continue to operate the Company on an independent basis and that, considering these factors, a decision to continue the development and marketing of our software and services might ultimately jeopardize the assets that might otherwise remain available to stockholders in a liquidation. Accordingly, based on a thorough review of strategic alternatives available to the Company as well as the above factors, on February 10, 2009, the Board approved a resolution approving the Plan of Dissolution.

Q:	What will happen if the Plan of Dissolution is not approved?

A:	If the Plan of Dissolution is not approved by the stockholders, the Board will continue to explore what, if any, alternatives are then available for the future of the Company. We believe that the value of our business has been materially adversely impacted after the announcement of the recommendation by the Board of the approval of the Plan of Dissolution. In particular, pending our stockholders’ vote on the Plan of Dissolution, we have limited our normal business operations, except as necessary to fulfill our existing contractual obligations or maintain the value of assets available for sale. As a result, we believe that many, if not all, of our customers, including our major customers, will transition their business to our competitors. Therefore, if our stockholders do not approve the Plan of Dissolution, we might not be able to continue to operate our business as it existed prior to the announcement of the Board’s recommendation of the Plan of Dissolution and we might not be able to operate our business at all.

Q:	What will stockholders receive in the liquidation?

A:	Because of the uncertainties as to the precise net realizable value of our assets that we have not yet sold and the ultimate settlement amount of our liabilities, it is impossible to predict with certainty the aggregate net value which will ultimately be distributed to our stockholders. However, the Plan of Dissolution provides for an initial cash distribution upon approval of the Plan of Dissolution by TSC stockholders of an amount currently estimated to be at least $2.00 per share.

We are unable at this time to predict the precise nature, amount and timing of any distributions which may be made after the initial distribution, due in part to our inability to predict the net value of our non-cash assets and the ultimate amount of our liabilities, many of which have not been settled. Additionally, we may incur additional liabilities arising out of contingent claims that are not yet reflected as liabilities on our balance sheet. At this time, we are unable to predict what amount, if any, may be paid on these contingent claims. We currently estimate that if we are able to dispose of substantially all of our assets, the aggregate amount of all liquidating distributions that we intend to pay to TSC stockholders will be in the range of $2.39 to $2.69 per share of TSC common stock.

Q:	Do I have dissenters’ rights?

A:	No. Under Delaware law, stockholders will not have dissenters’ appraisal rights with respect to the Plan of Dissolution.

Q:	When will stockholders receive payment of any available liquidation proceeds?

A:	The Plan of Dissolution provides for an initial cash distribution as soon as practicable following approval of the Plan of Dissolution by TSC stockholders. After the initial cash distribution, we intend to make additional liquidating distributions from time to time following the filing of the certificate of dissolution. All liquidating distributions will be made pro rata in accordance with the respective number of shares of TSC common stock held of record on the effective date of our certificate of dissolution. Prior to making any liquidating distribution, the Board or the trustee, if we have transferred our assets to a liquidating trust, must have made a determination that reasonable provision has been made for the prosecution, defense, settlement or other resolution of claims and the satisfaction of the reasonably ascertainable amount of all liabilities of the Company. Additionally, if we are unable to sell our non-cash assets, if the proceeds of the sales of our non-cash assets are less than anticipated, if we are unable to settle or otherwise resolve existing claims for the amounts anticipated or if unanticipated claims are made against us, distributions to stockholders, if any, may be delayed and made over a longer period of time.

Q:	What vote is required to approve the Plan of Dissolution?

A:	Approval of the Plan of Dissolution requires the affirmative vote of a majority of the shares of TSC common stock outstanding on the record date. As of the record date, there were [ • ] shares outstanding, of which the directors and executive officers of TSC beneficially owned and are entitled to vote, in the aggregate, 26,790 shares, representing 1.04% of the outstanding shares. The directors and executive officers have informed TSC that they intend to vote all of their shares of TSC common stock “FOR” the approval of the Plan of Dissolution.

Q:	Do directors and officers have interests in the Plan of Dissolution that differ from mine?

A:	In considering the Board’s recommendation to approve the Plan of Dissolution, you should be aware that some of the directors and officers may have interests that are different from or in addition to your interests as a stockholder, including compensation and benefits payable as a result of termination of employment or other events, an indemnification insurance policy purchased for the benefit of directors and officers and/or our continuing indemnification obligations to directors. For a detailed description of the interests of directors and officers that differ from yours, see “Interests of Directors and Officers in the Plan of Dissolution.”

Q:	Can I still sell my shares?

A:	Yes, TSC common stock is currently listed on the NASDAQ Global Market and currently you may sell your shares on this trading market. However, if the Plan of Dissolution is approved by stockholders, the Board intends to delist TSC common stock from trading on the NASDAQ Global Market as soon as practicable after such stockholder approval and ultimately close our stock transfer books. Thereafter, certificates representing shares of TSC common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law.

Q:	How do I vote my shares of TSC common stock?

A:	Before you vote, you should carefully read and consider the information contained in this proxy statement. You should also determine whether you hold your shares of TSC common stock directly in your name as a registered stockholder (which would mean that you are a “stockholder of record”) or through a broker or other nominee, because this will determine the procedure that you must follow in order to vote. You are a registered holder of TSC common stock if you hold your TSC common stock as a stockholder of record in certificate form or if you hold your TSC common stock in your name directly with our transfer agent, BNY Mellon Shareowner Services. If you are a registered holder of TSC common stock, you may vote in any of the following ways:

• in person at the special meeting—complete, date and sign the enclosed proxy card and bring it to the special meeting;

• by mail—complete, date and sign the enclosed proxy card and return it to BNY Mellon Shareowner Services in the enclosed postage paid return envelope as soon as possible; or

• by telephone or over the Internet—follow the instructions included with the enclosed proxy card. If you vote by telephone or over the Internet, you do not need to return the enclosed proxy card.

If you are a non-registered holder of shares of TSC common stock (which for purposes of this proxy statement means that your shares are held in “street name”), you should instruct your broker or other nominee to vote your shares by following the instructions provided by your broker or other nominee. You may vote in person at the special meeting if you obtain written authorization in your name from your broker or other nominee and bring evidence of your stock ownership from your broker or other nominee. Please contact your broker or other nominee to determine how to vote by mail and whether you will be able to vote by telephone or over the Internet.

Q:	What happens if I return my proxy card but I do not indicate how to vote?

A:	If you properly return your proxy card, but do not include instructions on how to vote, your shares of TSC common stock will be voted “FOR” the approval of the Plan of Dissolution and “FOR” the approval of the Meeting Adjournment Proposal, if necessary. TSC’s management does not currently intend to bring any other proposals to the special meeting. If other proposals requiring a vote of stockholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card intend to vote the shares they represent in accordance with their best judgment.

Q:	What happens if I abstain from voting on a proposal?

A:	If you return your proxy card with instructions to abstain from voting on either proposal, your shares will be counted for determining whether a quorum is present at the special meeting. An abstention with respect to either proposal has the legal effect of a vote “AGAINST” the proposal.

Q:	What happens if I do not return a proxy card or otherwise do not vote?

A:	Your failure to return a proxy card or otherwise vote will mean that your shares will not be counted toward determining whether a quorum is present at the special meeting and will have the legal effect of a vote “AGAINST” the proposal to approve the Plan of Dissolution. Such failure will have no legal effect with respect to the vote on the Meeting Adjournment Proposal.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A:	Yes. You can change your vote at any time before your shares are voted at the special meeting. If you are a registered holder of TSC common stock, you can do this in any of the following ways:

• by sending a written notice to BNY Mellon Shareowner Services at the address specified below stating that you would like to revoke your proxy;

• by completing and delivering a later-dated proxy card by mail to BNY Mellon Shareowner Services at the address specified below;

• by providing subsequent telephone or Internet voting instructions; or

• by attending the special meeting and voting in person. Your attendance at the special meeting alone will not revoke your proxy. You must also vote at the special meeting in order to revoke your previously submitted proxy.

You should send any notice of revocation or your completed new, later-dated proxy card, as the case may be, to BNY Mellon Shareowner Services at 200 West Monroe Street, Suite 1590, Chicago, Illinois, 60606.

If your shares are held in “street name,” you must contact your broker or other nominee and follow the directions provided to you in order to change your vote.

Q:	If my broker or other nominee holds my shares in “street name,” will my broker or other nominee vote my shares for me?

A:	Your broker or other nominee will not be able to vote your shares of TSC common stock unless you have properly instructed your broker or other nominee on how to vote. If you do not provide your broker or other nominee with voting instructions, your shares may be considered present at the special meeting for purposes of determining a quorum, but will have the legal effect of a vote “AGAINST” the proposal to approve the Plan of Dissolution and the Meeting Adjournment Proposal, if necessary.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of TSC common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	When do you expect the dissolution process to be completed?

A:	Upon approval of the Plan of Dissolution, the Company will work toward an orderly wind down of its business and operations. Subject to stockholder approval of the Plan of Dissolution, the Company currently expects to file a certificate of dissolution as soon as reasonably practicable following stockholder approval of the Plan of Dissolution and expects to have the majority of its business operations completed by that time. Additionally, pursuant to the DGCL, our corporate existence will continue for a period of at least three years, but we would not be permitted to carry on any business except that appropriate to wind up and liquidate our business and affairs.

Q:	Should I send in my stock certificates now?

A:	No. You should not forward your stock certificates before receiving instructions to do so. As a condition to the receipt of any distribution to the stockholders, the Board, in its discretion, may require stockholders to (i) surrender their certificates evidencing their shares of TSC common stock to us or (ii) furnish us with evidence satisfactory to the Board of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board. If surrender of stock certificates will be required following the dissolution, we will send you written instructions regarding such surrender. Any distributions otherwise payable by us to stockholders who have not surrendered their stock certificates, if requested to do so, may be held in trust for such stockholders, without interest, pending the surrender of such certificates (subject to escheat pursuant to the law relating to unclaimed property).

Q:	What are the tax consequences of the liquidation?

A:	Generally, as a result of our liquidation, for U.S. federal income tax purposes stockholders will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash distributed to them and the aggregate fair market value (at the time of the distribution) of any property distributed to them (including transfers of assets to a liquidating trust), and (ii) their adjusted tax basis for their shares of our capital stock. A stockholder’s tax basis in his or her shares will depend upon various factors, including the stockholder’s cost and the amount and nature of any distributions received with respect thereto. Any loss will generally be recognized only when the final distribution from us has been received (including transfers of assets to a liquidating trust), which could be as long as three years after the date that the Plan of Dissolution is approved.

A brief summary of the material U.S. federal income tax consequences of our liquidation and dissolution appears on page 26 of this proxy statement. Tax consequences to stockholders may differ depending on their circumstances. You should consult your tax advisor as to the tax effect of your particular circumstances.

Q:	What do stockholders need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, each stockholder should vote by Internet or by telephone or complete, sign and date his or her proxy and return it in the enclosed return envelope as soon as possible so that his or her shares may be represented at the special meeting. A majority of shares entitled to vote must be represented at the special meeting to enable us to conduct business at the special meeting.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the Plan of Dissolution or the transactions contemplated thereby, including the procedures for voting your shares, you should contact Timothy G. Rogers, our Senior Vice President, Chief Financial Officer and Secretary, by phone at (312) 228-4848 or by mail at Technology Solutions Company, 55 East Monroe Street, Suite 2600, Chicago, Illinois 60603.

RISK FACTORS

Our stockholders may not approve the Plan of Dissolution.

Our liquidation and dissolution in accordance with the Plan of Dissolution is dependent upon approval by our stockholders. If our stockholders fail to approve the Plan of Dissolution, we will then evaluate the alternatives available to us at that time, including, but not limited to, continuing to operate our business or selling our business, non-cash assets or the Company. We believe the announcement of the recommendation by the Board of the approval of the Plan of Dissolution and the filing of this proxy statement will result in the loss of customers, suppliers and other business relationships. Pending our stockholders’ vote on the Plan of Dissolution, we have limited our normal business operations to such operations as are necessary to fulfill outstanding contractual obligations or maintain the value of assets available for sale. As a result, we believe that many, if not all, of our customers, including our major customers, will transition their business to our competitors. Therefore, if our stockholders fail to approve the Plan of Dissolution, our business will be materially and adversely impacted and we might not be able to continue to operate our business as it existed prior to the recommendation of the approval of the Plan of Dissolution by the Board and might not be able to operate our business at all.

Our anticipated timing of the liquidation and dissolution may not be achieved.

As soon as practicable after the special meeting, if our stockholders approve the Plan of Dissolution, we intend to file a certificate of dissolution with the Delaware Secretary of State and sell and monetize our remaining non-cash assets. There are a number of factors that could delay our anticipated timetable, including, but not limited to, the following:

•	lawsuits or other claims asserted against us;

•	legal, regulatory or administrative delays;

•	inability to sell and monetize or delays in selling and monetizing certain non-cash assets on terms acceptable to us;

•	delays in settling our remaining liabilities; and

•	delays in liquidating and dissolving subsidiaries in domestic and foreign jurisdictions.

We cannot determine with certainty the amount of distributions to stockholders.

We cannot determine at this time the amount of distributions to our stockholders pursuant to the Plan of Dissolution. This determination depends on a variety of factors, including, but not limited to, the amount required to satisfy or settle known and unknown liabilities, and other contingent liabilities, the net proceeds, if any, from the sale and monetization of our remaining non-cash assets, including our accounts receivable, and other factors. Examples of uncertainties that could reduce the value of or eliminate distributions to our stockholders include unanticipated costs relating to:

•	the defense, satisfaction or settlement of lawsuits or other claims that may be made or threatened against us in the future;

•	delays in our liquidation and dissolution, including due to our inability to sell and monetize non-cash assets or settle claims; and

•	delays in our liquidating and dissolving subsidiaries in domestic and foreign jurisdictions.

As a result, we cannot determine with certainty the amount of distributions to our stockholders.

We may not be able to settle all of our liabilities to creditors.

We have current and future liabilities to creditors. Our estimated distribution to stockholders takes into account all of our known liabilities and certain possible contingent liabilities and our best estimate of the amount reasonably required to satisfy such liabilities. As part of the wind-down process, we will attempt to settle all liabilities with our creditors. We cannot assure you that unknown liabilities that we have not accounted for will not arise, that we will be able to settle all of our liabilities or that they can be settled for the amounts we have estimated for purposes of calculating the range of distribution to stockholders. If we are unable to reach an agreement with a creditor relating to a liability, that creditor may bring a lawsuit against us. Amounts required to settle liabilities or defend lawsuits in excess of the amounts estimated by us will reduce the amount of net proceeds available for distribution to stockholders.

Stockholders could be liable to the extent of liquidating distributions received if contingent reserves are insufficient to satisfy our liabilities.

If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or if we transfer our assets to a liquidating trust and the contingency reserve and the assets held by the liquidating trust are less than the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the payment to creditors of such stockholder’s pro rata portion of the deficiency, limited, however, to the amounts previously received by the stockholder in distributions from us or the liquidating trust. Accordingly, you could be required to return some or all distributions made to you. In such an event, you could receive nothing under the Plan of Dissolution.

If a court holds at any time that we have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeds the amount available from the contingency reserve and the assets of the liquidating trust, if any, our creditors could seek an injunction against the making of distributions under the Plan of Dissolution on the grounds that the amounts to be distributed are needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders and/or holders of beneficial interests of the liquidating trust under the Plan of Dissolution.

If our stockholders do not approve the Plan of Dissolution, our resources may diminish completely.

If our stockholders do not approve the Plan of Dissolution, the Board will explore what, if any, strategic alternatives are available for the future of the Company. Other possible alternatives include seeking to raise capital from the sale of securities, which could result in substantial dilution to our existing stockholders, selling all of our stock or assets, changing our business focus, expanding the scope of our business through relationships with third parties, or seeking voluntary dissolution at a later time and with potentially diminished assets. There can be no assurance that any of these alternatives would result in greater stockholder value than the proposed Plan of Dissolution. Moreover, any alternative we select may have unanticipated negative consequences, and we will face a number of risks, including the following:

•	We are likely to continue to incur net losses from the operation of our business. Moreover, our business may be negatively impacted by our announced intent to liquidate and dissolve the Company, which may cause our customers to transition to our competitors. For this and other reasons, including the current economic crisis, our net losses may increase in the future if we continue to operate our business and could consume a material amount of our remaining cash resources.

•	Any financing we may require to continue our operations or to acquire another business may not be available on acceptable terms, if at all, particularly in light of the current economic crisis. Any financing we are able to obtain may substantially dilute the interests of our current stockholders.

•	We would continue to incur expenses associated with being a public reporting company, including ongoing Securities and Exchange Commission (the “SEC”) reporting obligations. These expenses would accelerate the depletion of our existing cash resources.

•	Prior to the public announcement of the decision of the Board to approve the Plan of Dissolution, the trading price of TSC common stock on the NASDAQ Global Market was in danger of failing to satisfy the NASDAQ Global Market’s $1.00 minimum bid price requirement. If our stockholders do not approve the Plan of Dissolution, we believe that the price of TSC common stock could fall below the

$1.00 minimum bid price requirement and that TSC common stock could eventually be delisted from the NASDAQ Global Market. Subsequent to any delisting of TSC common stock from the NASDAQ Global Market, trading of TSC common stock most likely would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities, such as the Pink Sheets or the OTC Bulletin Board. Such trading would reduce the market liquidity of TSC common stock and an investor would find it more difficult to dispose of, or obtain accurate quotations for the price of, TSC common stock.

Stockholders may not be able to recognize a loss for federal income tax purposes until they receive a final distribution from us.

As a result of our liquidation and dissolution, for U.S. federal income tax purposes, stockholders will recognize gain or loss equal to the difference between (i) the sum of the amount of cash distributed to them and the aggregate fair market value at the time of distribution of any property distributed to them (including transfers of assets to a liquidating trust), and (ii) their adjusted tax basis in their shares of our capital stock. Any loss may generally be recognized only when the final distribution has been received (including transfers of assets to a liquidating trust) from us and we are unable, at this time, to predict when any final distribution would be made.

In connection with the proposed liquidation and dissolution, our stock transfer books will close, after which it may not be possible for stockholders to trade in or transfer TSC common stock.

In connection with the proposed liquidation and dissolution, we intend to delist TSC common stock from the NASDAQ Global Market, close our stock transfer books and discontinue recording transfers of TSC common stock at which time common stock and stock certificates evidencing TSC common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law.

We expect to terminate registration of TSC common stock under the Exchange Act, which will substantially reduce publicly-available information about the Company.

TSC common stock is currently registered under the Exchange Act, which requires that we, and our officers and directors with respect to Section 16 of the Exchange Act, comply with certain public reporting and proxy statement requirements thereunder. Compliance with these requirements is costly and time-consuming. We anticipate that, if our stockholders approve the Plan of Dissolution, in order to curtail expenses, we will, after filing a certificate of dissolution, discontinue making filings under the Exchange Act. However, we anticipate that we will continue to file with the SEC current reports on Form 8-K to disclose material events relating to our liquidation and dissolution until the effectiveness of the termination of the registration of TSC common stock by filing a Form 15 with the SEC.

No further stockholder approval will be required.

Approval of the Plan of Dissolution and the actions contemplated thereby requires the affirmative vote of a majority of the votes cast at a meeting of stockholders duly called at which a quorum is present. If our stockholders approve the Plan of Dissolution, we will be authorized to cease operations, sell, license or otherwise dispose of our non-cash assets and dissolve the Company and its subsidiaries without further approval of our stockholders, unless required to do so by Delaware law.

The Board may abandon or delay implementation of the Plan of Dissolution even if approved by our stockholders.

Even if our stockholders approve the Plan of Dissolution, the Board has reserved the right, in its discretion, to the extent permitted by Delaware law, to abandon or delay implementation of the Plan of Dissolution, in order, for example, to permit us to pursue new business opportunities or strategic transactions.

We may be the potential target of an acquisition.

Until we dissolve and terminate registration of TSC common stock, we will continue to exist as a public company. We could become an acquisition target, through a hostile tender offer or other means, as a result of our business operations, non-cash assets, cash holdings or for other reasons. If we become the target of a successful acquisition, the Board could potentially decide to either delay or, subject to applicable Delaware law, abandon the Plan of Dissolution, and our stockholders may not receive any proceeds that would have otherwise been distributed in connection with the proposed liquidation and dissolution.

Our board members may have a potential conflict of interest in recommending approval of the Plan of Dissolution.

Because of the compensation and benefits payable as a result of termination of employment or other events, an indemnification insurance policy purchased for the benefit of directors and officers and/or our continuing indemnification obligations to directors, our directors and officers may be deemed to have a potential conflict of interest in recommending approval of the Plan of Dissolution. See “Interests of Directors and Officers in the Plan of Dissolution.”

THE SPECIAL MEETING

General

The enclosed proxy is solicited on behalf of the Board for use at a special meeting of stockholders to be held on [ • ], 2009, at [ • ], local time, or at any adjournments of the special meeting, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at TSC’s offices located at 55 East Monroe Street, Suite 2600, Chicago, Illinois 60603. TSC intends to mail this proxy statement and the accompanying proxy card on or about [ • ], 2009 to all stockholders entitled to vote at the special meeting.

At the special meeting, stockholders will be asked to consider and vote upon proposals to:

•	approve the Plan of Dissolution;

•	adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Plan of Dissolution; and

•	transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

TSC does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

Record Date and Voting Information

Stockholders of record of TSC common stock at the close of business on [ • ], 2009, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments thereof. At the close of business on the record date, [ • ] shares of TSC common stock were outstanding and entitled to vote. A list of stockholders will be available for review at TSC’s executive offices located at 55 East Monroe Street, Suite 2600, Chicago, Illinois 60603 during ordinary business hours for a period of ten days prior to the date of the special meeting and will be available for review at the special meeting or any adjournment thereof. Each holder of record of TSC common stock on the record date will be entitled to one vote on each matter submitted to stockholders for approval at the special meeting for each share held. If you sell or transfer your shares of TSC common stock after the record date but before the special meeting, you will transfer the right to any amounts distributed to TSC stockholders pursuant to the Plan of Dissolution, if the Plan of Dissolution is approved, to the person to whom you sell or transfer your shares, but you will retain your right to vote at the special meeting.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as approval of the Plan of Dissolution. Proxies submitted without a vote by brokers on these matters are referred to as “broker non-votes.” Broker non-votes will be treated in the same manner, and have the same effect, as abstentions.

Quorum

Shares entitled to vote at the special meeting may take action on a matter at the special meeting only if a quorum of those shares exists with respect to that matter. Accordingly, the presence in person or by proxy of the holders of shares of stock having a majority of the votes that could be cast by the holders of all outstanding shares of TSC common stock entitled to vote at the special meeting is necessary and sufficient to constitute a quorum for the transaction of business at the special meeting. If a share is represented for any purpose at the special meeting, other than for the purpose of objecting to the special meeting or the transacting of business at the special meeting, it will be deemed present for purposes of determining whether a quorum exists.

Any shares of TSC common stock held in treasury by TSC are not considered to be outstanding on the record date or otherwise entitled to vote at the special meeting for purposes of determining a quorum.

Shares represented by proxies reflecting abstentions and properly executed broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

Required Vote; Effect of Abstentions and Broker Non-Votes

The affirmative vote of [ • ] shares of TSC common stock, being a majority of the shares of TSC common stock outstanding on the record date, is required to approve the Plan of Dissolution and the transactions contemplated thereby. Approval of the meeting adjournment proposal requires the affirmative vote of a majority of the shares of TSC common stock present and entitled to vote at the special meeting.

As of [ • ], 2009, the record date, the directors and current executive officers of TSC beneficially owned and are entitled to vote, in the aggregate, 26,790 shares of TSC common stock, representing approximately 1.04% of the outstanding shares of TSC common stock. The directors and current executive officers have informed TSC that they intend to vote all of their shares of TSC common stock “FOR” the approval of the Plan of Dissolution and “FOR” the approval of the Meeting Adjournment Proposal, if necessary.

Proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote “AGAINST” approval of the Plan of Dissolution. In the case of the Meeting Adjournment Proposal, a vote to abstain will have the same effect as a vote “AGAINST” the Meeting Adjournment Proposal. A failure to vote, including a broker non-vote, will have no effect on the outcome of the Meeting Adjournment Proposal.

If the special meeting is adjourned or postponed for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting, except for any proxies that have been revoked or withdrawn.

Voting by Proxy; Revocation of Proxies

After carefully reading and considering the information contained in this proxy statement, each stockholder of record of TSC common stock should either complete, date and sign the enclosed proxy card and mail the proxy card in the enclosed postage pre-paid return envelope, or submit a proxy by telephone or over the Internet by following the instructions included with the enclosed proxy card, in each case, as soon as possible so that those shares of TSC common stock may be voted at the special meeting, even if such holder plans to attend the special meeting in person. Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held of record in “street name” by a broker or other nominee and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name. Your broker or other nominee may also permit proxy submission by telephone or over the Internet. Please contact your broker or nominee to determine how to vote your proxy.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” approval of the Plan of Dissolution and “FOR” the Meeting Adjournment Proposal. A properly executed proxy gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other business that may properly come before the meeting or any adjournment of the meeting.

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. If you have not voted through a broker or other nominee, you may revoke your proxy before it is voted by:

•	requesting a duplicate proxy card from BNY Mellon Shareowner Services at (800) 288-9541 in order to recast your vote;

•	voting again by Internet or telephone; or

•	attending the special meeting and voting in person; however, attendance at the special meeting will not, by itself, revoke a proxy.

If you have given voting instructions to a broker or other nominee that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker or other nominee. If your broker or nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a proxy again by telephone or through the Internet.

Please do not send in stock certificates at this time. If the Plan of Dissolution is approved, the Board may elect to require all TSC stockholders to surrender their existing TSC stock certificates as a condition to receipt of any distribution from the Company. If the Board makes such election, you will receive further instructions regarding the surrender of your stock certificates.

Expenses of Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by the Board. TSC will bear the entire expense of soliciting proxies, including the cost of preparing, printing and mailing this proxy statement, the notice of the special meeting of stockholders, the enclosed proxy card and any additional information furnished to stockholders. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of TSC common stock beneficially owned by others to forward to these beneficial owners. TSC may reimburse persons representing beneficial owners of TSC common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to the solicitation of proxies by mail, solicitation may be made personally, by telephone and by fax, and we may pay persons holding shares for others their expenses for sending proxy materials to their principals. In addition to solicitation by the use of the mails, proxies may be solicited by our directors, officers and employees in person or by telephone, e-mail or other means of communication. No additional compensation will be paid to our directors, officers or employees for their services.

Householding

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. Accordingly, in some instances, only one copy of this proxy statement is being delivered to multiple stockholders sharing an address. If any beneficial owner at such an address wishes to discontinue householding and receive a separate copy of the proxy statement, they should notify their broker. Beneficial owners sharing an address to which a single copy of the proxy statement was delivered can also request prompt delivery of a separate copy of the proxy statement by contacting us at Technology Solutions Company, Attn: Timothy G. Rogers, Senior Vice President, Chief Financial Officer and Secretary, 55 East Monroe Street, Suite 2600, Chicago, Illinois, 60603, (312) 228-4848.

Adjournments

If the special meeting is adjourned to a different place, date or time, TSC need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment, unless the adjournment is for more than 30 days or a new record date is or must be set for the adjourned meeting.

Attending the Special Meeting

In order to attend the special meeting in person, you must be a stockholder of record on the record date, hold a valid proxy from a record holder or be an invited guest of TSC. You will be asked to provide proper identification at the registration desk on the day of the meeting or any adjournment of the meeting.

PROPOSAL ONE: APPROVAL OF THE PLAN OF DISSOLUTION

General

At the special meeting, TSC’s stockholders will be asked to approve the voluntary dissolution and liquidation of the Company pursuant to the Plan of Dissolution. The Plan of Dissolution was approved by the Board, subject to stockholder approval, on February 10, 2009. A copy of the Plan of Dissolution is attached as Exhibit A to this proxy statement and incorporated herein by reference. Certain material features of the Plan of Dissolution are summarized below. Stockholders are urged to carefully read the Plan of Dissolution in its entirety.

Background and Reasons for the Plan of Dissolution

Business

TSC was incorporated in Delaware in 1988 and our executive offices are located at 55 East Monroe Street, Suite 2600, Chicago, Illinois 60603. We provide specialized business solutions to the healthcare market and our clients are based mainly in the United States and are typically hospital systems with between $250 million and $2 billion in annual revenue. Our assessment process evaluates and identifies opportunities to create value at all points across the enterprise, reducing inefficiencies and improving customer experience. Our digital imaging capabilities and expertise help healthcare providers optimize workflow, reduce the high recurring expense of film and ensure that disparate clinical information systems communicate across the enterprise.

Background

In recent years, as part of its periodic review of the Company’s business and operations and in light of the Company’s losses from its continuing operations for the past several years, the Board has reviewed the strategic alternatives available to the Company, including continuing to operate as a small public company, pursuing acquisition opportunities, pursuing a strategic transaction with a larger information technology company or pursuing a going private transaction with a financial buyer. In December 2006 Milton G. Silva-Craig joined the Company as President and Chief Executive Officer with the goal of shifting the strategic focus of the Company to offer software and services to the healthcare provider market.

In the spring of 2007, the Company was approached by a private equity firm (“Party A”) which expressed an interest in acquiring the Company. The Board formed a Special Committee to explore a possible transaction. The Special Committee engaged Conway, Del Genio and Gries & Co. (“CDG”) to serve as financial advisor to the Special Committee in assessing the various strategic alternatives available to the Company and engaged legal counsel to advise the Special Committee. The Special Committee authorized CDG and management to commence discussions with Party A and also authorized CDG to solicit indications of interest in a possible transaction involving the Company from prospective parties. In the summer of 2007, as discussions with Party A continued, CDG contacted numerous potential acquirors, none of whom expressed an interest in acquiring the Company. At a meeting held in late June 2007, CDG provided the Special Committee with a valuation presentation with respect to the Company. In addition, management provided the Special Committee with its recommendation that the Company’s SAP consulting practice be divested due to foreseeable strategic market challenges and overall profitability concerns. At that same meeting, in light of the results of CDG’s efforts to solicit indications of interest and the course of discussions between management and CDG and Party A, which had revealed that Party A was only interested in the Company’s healthcare business, the Special Committee authorized CDG to approach prospective parties about a possible divestiture by the Company of its SAP consulting practice. Party A subsequently informed the Company that it would prefer to wait until the divestiture of the Company’s SAP consulting practice had been completed before continuing discussions with respect to an acquisition of the Company.

From late summer 2007 through the spring of 2008, the Company, with the assistance of CDG, pursued the divesture of its SAP consulting practice. During the period from the fall of 2007 through early January 2008, the Company received letters of interest from various parties, including Party A, relating to a possible acquisition of, or equity investment in, the Company. In each case, the Special Committee, after receiving advice from CDG and its legal counsel, determined that the proposals did not provide adequate value to the Company’s stockholders.

In late January 2008, the Company received a written proposal from Party A to acquire the Company at a per share price in excess of Party A’s previous proposals, subject to the consummation of the SAP divestiture. At a meeting held in early February, the Special Committee reviewed Party A’s proposal and received an updated valuation presentation from CDG. Subsequently, a number of discussions were held between CDG, members of the Board and Party A which ultimately led to receipt by the Company on March 3, 2008 of an improved proposal from Party A, subject to the divestiture of the SAP consulting practice by April 15, 2008. In light of the improved proposal, the Company agreed to allow Party A to complete due diligence and commence negotiation of a definitive merger agreement relating to the proposed transaction. In connection therewith, the Company agreed that under certain circumstances it would reimburse Party A for a portion of its expenses under certain circumstances. In March and April 2008, management and the Special Committee’s legal counsel negotiated the terms of a merger agreement with Party A and its counsel. On May 12, 2008, the Company released results for the first quarter showing net income of $100,000. Subsequent to issuance of the earnings release, Party A expressed concern about the viability of the transaction at its current offer price given the increase in the Company’s share price following the issuance of the Company’s first quarter earnings release. Party A also requested reimbursement of $100,000 of expenses incurred by it in connection with the proposed transaction, which expenses were reimbursed by the Company. In late May 2008, Party A announced the acquisition of a controlling interest in another healthcare information technology company and subsequently indicated that it was no longer interested in pursuing a transaction with the Company.

At the Company’s regularly scheduled Board meeting on August 12, 2008, the Special Committee was disbanded in light of the cessation of discussions with Party A. At the meeting, Mr. Silva-Craig, provided a report on the Company’s third quarter and fourth quarter outlook, noting the possibility of a net loss in each quarter. The Board asked Mr. Silva-Craig to prepare an analysis of various alternative strategies for the Company for presentation at the next Board meeting.

At a special meeting held on September 15, 2008, management provided the Board with a presentation on possible strategic directions for the Company, including pursuing larger acquisitions, pursuing accretive smaller acquisitions, paying a large dividend to shareholders, pursuing a going private transaction (including a management led transaction) or pursuing a sale of the Company. The Board approved the reconstitution of the Special Committee to oversee the review of various strategic alternatives.

On September 29, 2008, the Special Committee approved the engagement of CDG to serve as financial advisor to the Special Committee and also approved the engagement of legal counsel to the Special Committee. CDG was authorized to solicit indications of interest in a possible transaction involving the Company from prospective parties. CDG was instructed to focus on transactions in which the stockholders of the Company would receive cash proceeds in excess of the cash assets of the Company.

On October 20, 2008, at a special meeting of the Board, Mr. Silva-Craig provided an update on the financial results and operations of the Company. He noted that market conditions were having an adverse impact on sales, particularly with respect to the Company’s newer product offerings. The Board discussed various alternatives including paying a dividend or conducting a stock buyback but concluded that the process of soliciting indications of interest in a possible acquisition of the Company under the oversight of the Special Committee should be permitted to continue prior to any decisions with respect to alternate courses of action. Mr. Silva-Craig also provided an update on a possible acquisition opportunity, noting that the target was looking for a valuation that was well in excess of what the Company was likely to be willing to pay and that the likelihood of completing the transaction was low.

On October 31, 2008, the Board approved a resolution allowing the Company’s stockholder rights plan to expire without being renewed. On November 11, 2008, at a regularly scheduled Board meeting, Mr. Silva-Craig provided the Board with a business update, noting that potential clients were delaying decisions relating to purchasing the Company’s solutions or putting such decisions on indefinite hold citing market conditions. He further indicated that a net loss for the fourth-quarter of 2008 and the first quarter of 2009 was likely and that the Company would be reducing headcount in light of reduced customer demands. Mr. Silva-Craig also stated that he recommended divesting the Company’s Customer Value Creation (“CVC”) consulting practice to focus all of the Company’s efforts on healthcare. Mr. Silva-Craig indicated that certain employees of the Company were interested in purchasing the CVC practice. Mr. Silva-Craig also informed the Board that he would not be pursuing a management buyout of the Company in light of the difficulties in raising capital in the current market environment.

On December 9, 2008, the Special Committee met to receive an update on the process of identifying potential parties interested in pursuing a transaction involving the Company. Representatives of CDG provided an update in the process indicating that one hundred and eleven parties had been contacted, eight parties had requested confidentiality agreements and three parties remained interested in a transaction. The representatives of CDG indicated that one party was interested in the Company’s professional service business while two parties were interested in the Company’s Blue Ocean solution but that none of the parties had submitted firm bids. It was agreed that additional time would be allotted to receive final bids. Mr. Silva-Craig updated the Special Committee on the offer that had been received for the Company’s CVC consulting practice and, in light of the lack of interest in that business from any of the parties that had been contacted by CDG, the Special Committee authorized Mr. Silva-Craig to negotiate final terms for the divestiture of the CVC consulting practice. Mr. Silva-Craig also updated the Special Committee on inquiries he had received from a current stockholder of the Company and a private equity firm, each of which expressed interest in acquiring the Company at a per share price that was less than the value of the Company’s cash assets. The Special Committee also discussed other alternatives available to the Company and concluded that pursuing other alternatives such as a dividend, stock buyback or dissolution would be preferable to a sale of the Company at a price that was below-cash value.

On December 22, 2008, the Special Committee met and representatives of CDG reported that only one party remained interested in a purchase of assets of the Company and noted that the party was only interested in the Company’s Blue Ocean assets. The representatives of CDG also noted that the private equity firm that had submitted an inquiry was still interested in a below-cash value offer but that the Company stockholder had withdrawn his interest in such an offer. The Special Committee agreed that CDG should go back to prospective parties a final time after the holidays to solicit any final offers. On December 29, 2008, the Board approved the sale of the Company’s CVC consulting practice to Valkre Solutions, Inc. and the sale was consummated on December 31, 2008.

On January 20, 2009, the Special Committee met and received a report from representatives of CDG on the results of the discussions with various parties. The representatives of CDG stated that there were no offers that exceeded the value of the Company’s cash assets and that CDG’s recommendation was to pursue a dissolution strategy. The solicitation of indications of interest having produced no viable offers for the Company or its assets, the Special Committee was then disbanded and the Board met and received a liquidation analysis from management as well as an update on first quarter business prospects. Mr. Silva-Craig noted that he had been approached by a party that was interested in a reverse merger to capitalize on the Company’s public company status. The Board authorized management to prepare the necessary analysis and documentation for a plan of dissolution and to ascertain whether such a reverse merger was viable. On January 30, 2009, the Board received an update on further efforts by CDG to solicit interest in a transaction involving the Company from prospective parties as well as ongoing discussions with the party that was interested in a reverse merger. On February 9, 2009, the Board met and Mr. Silva-Craig updated the Board on the proposed reverse merger transaction, noting that after discussions between the respective legal counsels it seemed unlikely that the proposed transaction could be structured in a manner such that the benefits to TSC stockholders outweighed the timing and other risks. Mr. Silva-Craig then reviewed the terms of the draft plan of dissolution that had been previously distributed to the Board. It was noted that the plan of dissolution could be abandoned by the Board if a more attractive transaction became available to the Company. Legal counsel then provided an update on the Board’s fiduciary duties under applicable Delaware law. Mr. Silva-Craig indicated that he would update Ms. DCamp, who was not present, and would then distribute a written consent to the Board. The Plan of Dissolution was unanimously approved by the Board by written consent on

February 10, 2009 and, on the same date, the Company issued a press release announcing the approval of the Plan of Dissolution, subject to approval by the TSC stockholders.

Since the announcement of the approval of the Plan of Dissolution by the Board, Mr. Silva-Craig has been approached by numerous parties with respect to the possible purchase of various assets of the Company. In addition, certain parties have proposed possible reverse mergers of a corporate entity into the Company. The Board received an update on discussions with various parties at a meeting held on March 7, 2009 and directed Mr. Silva-Craig to pursue negotiations for the sale of Company assets, subject to approval by the TSC stockholders of the Plan of Dissolution.

Reasons for Approving the Plan of Dissolution

In approving the Plan of Dissolution, the Board considered a variety of factors, including the following:

•	our inability to find a purchaser or strategic partner that valued the Company in excess of the value of its cash assets after engaging a financial advisor to solicit indications of interest from prospective parties;

•	the operating losses from our continuing operations in recent years, including for the year ended December 31, 2008, and the likelihood that we would continue to incur operating losses in future years;

•	the substantial accounting, legal and other expenses associated with being a small publicly traded company in light of our existing and expected revenues;

•	the adverse effects of the economic downturn on the market for our business solutions;

•	the challenges that we would likely face in pursuing an acquisition strategy that would accelerate our growth, including competition for potential acquisition targets, our limited financial resources and the difficulties in successfully integrating acquisitions;

•	the Board’s belief that it would be in the best interest of our stockholders to allow our stockholders to determine how to best utilize cash resources rather than pursuing an alternative strategy such as entering into new markets or pursuing acquisitions;

•	the Board’s ability to abandon the Plan of Dissolution if an alternate transaction providing greater value to our stockholders is presented to the Company; and

•	the possibility that our common stock will be delisted from the NASDAQ Global Market in the future if we do not meet the continued listing requirements of the NASDAQ Global Market as a result of our stock price or financial condition.

The Board also considered potential negative factors relating to the Plan of Dissolution, including the uncertainty of the timing of distributions to stockholders, that stockholders will lose the opportunity to capitalize on the potential business opportunities and possible future growth of our business and on the potential future success had we elected to pursue an acquisition strategy or otherwise use our available cash to continue as a going concern and that under applicable law our stockholders could be required to return to creditors some or all of the distributions made to stockholders in the liquidation.

The foregoing discussion of the information and positive and negative factors considered and given weight by our Board is not intended to be exhaustive. Our Board did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

Principal Provisions of the Plan of Dissolution

This section of the proxy statement describes material aspects of the proposed Plan of Dissolution. While we believe that the description covers the material terms of the Plan of Dissolution, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the Plan of Dissolution attached as Exhibit A to this proxy statement, and the other documents delivered with this proxy statement for a more complete understanding of the Plan of Dissolution.

Dissolution Under Delaware Law

Section 275 of the DGCL provides that a corporation may dissolve upon either (i) a majority vote of the board of directors of the corporation followed by a majority vote of its stockholders or (ii) a unanimous stockholder consent. Following such approval, the dissolution is effected by filing a certificate of dissolution with the Delaware Secretary of State. Once a corporation is dissolved, its existence is automatically continued for a term of three years, but solely for the purpose of winding up its business. The process of winding up includes:

•	the prosecution and defense of lawsuits, if any;

•	the settling and closing of any business;

•	the disposition and conveyance of any property;

•	the discharge of any liabilities; and

•	the distribution of any remaining assets to the stockholders of the corporation.

If any action, suit or proceeding is commenced by or against the corporation before or within the winding up period, the corporation will, solely for the purpose of such action, suit or proceeding, automatically continue to exist beyond the three-year period until any judgments, orders or decrees are fully executed.

Description of the Dissolution Process

Following stockholder approval of the Plan of Dissolution, the Company will file a certificate of dissolution as soon as reasonably practicable and the Board and management will take the steps enumerated in the Plan of Dissolution in order to wind up our business, pay-off all liabilities and distribute to our stockholders any remaining assets in the Company. Upon approval of the Plan of Dissolution, the Company shall use its best efforts to sell, exchange or otherwise dispose of its assets on terms and conditions as the Board, in its reasonable judgment, deems expedient and in the best interests of the Company and its stockholders. The Company will not be required to obtain appraisals or other third party opinions as to the value of its properties and assets in connection with the sale of its assets and the approval of the Plan of Dissolution by TSC’s stockholders will constitute the approval of any sale, exchange or other disposition of the property and assets of the Company contemplated by the Plan of Dissolution. TSC will also collect or make provision for the collection of all debts owing to the Company and pay or make reasonable provision to pay all of its and its subsidiaries claims and obligations.

Following the payment, or the provision for payment, of our indebtedness and other obligations, we intend to establish a reasonable contingency reserve in an amount determined by the Board to be sufficient to satisfy our liabilities, expenses and obligations not otherwise paid, provided for or discharged (the “Contingency Reserve”). The Contingency Reserve will be used to provide compensation for a trustee that may be appointed to manage a liquidating trust for the benefit of stockholders and for any claim against the Company or its subsidiaries which (i) is the subject of a currently pending action or lawsuit or (ii) is likely to arise within ten years after the date of dissolution.

Subject to establishment of the Contingency Reserve, the Plan of Dissolution provides for an initial cash distribution as soon as practicable following approval of the Plan of Dissolution by TSC stockholders. We currently expect this initial cash liquidating distribution to be in the amount of at least $2.00 per share. After the initial cash distribution, we intend to make additional liquidating distributions from time to time following the filing of our certificate of dissolution. All liquidating distributions will be made pro rata in accordance with the respective number of shares of TSC common stock held of record on the effective date of our certificate of dissolution. We currently estimate that, if we are able to dispose of substantially all of our assets, the aggregate amount of all liquidating distributions that we intend to pay to TSC stockholders will be in the range of $2.39 to $2.69 per share of TSC common stock.

Additionally, the Board may, but is not required to, establish a liquidating trust for the benefit of stockholders (the “Liquidating Trust”). Should the Board elect to establish the Liquidating Trust, as a final liquidating distribution, the Company will transfer to the Liquidating Trust any assets of the Company which (i) have not been previously distributed to TSC’s stockholders or (ii) are held as the Contingency Reserve, provided that any unexpended amounts remaining in the Contingency Reserve shall be transferred to the Liquidating Trust no later than December 31, 2009. Notwithstanding the foregoing, to the extent that a distribution or transfer of any asset cannot be effected without the consent of a governmental authority, no such distribution or transfer would be effected without such consent. The Liquidating Trust would be managed by a liquidating trustee (the “Trustee”) pursuant to a liquidating trust agreement and any conveyance of assets to the Trustee would be in trust for the stockholders of the Company. Approval of the Plan of Dissolution by TSC’s stockholders shall constitute the approval of the appointment of the Trustee, the liquidating trust agreement and the transfer of any assets by the Company to the Liquidating Trust.

In the event of a transfer of assets to the Liquidating Trust, we would distribute, pro rata to the holders of TSC common stock, beneficial interests in the Liquidating Trust. It is anticipated that the interests in the Liquidating Trust, if established, will not be transferable; therefore, although the recipients of the interests would be treated for U.S. federal income tax purposes as having received their pro rata share of property transferred to the Liquidating Trust and having contributed such property to the Liquidating Trust and will thereafter take into account for U.S. federal income tax purposes their allocable portion of any income, gain or loss realized by the Liquidating Trust, the recipients of the interests will not receive the value thereof unless and until the Liquidating Trust distributes cash or other assets to them.

We intend to close our stock transfer books and discontinue recording transfers of shares of TSC common stock when we file a certificate of dissolution with the Delaware Secretary of State, and thereafter certificates representing TSC common stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law, and our capital stock and stock certificates evidencing the common stock will be treated as no longer being outstanding.

Conduct Following the Dissolution

Once the certificate of dissolution is filed and effective, we will continue to exist, but only for the purpose of winding up our affairs, and we will undertake to (i) convert to cash, by sales, as much of our remaining non-cash assets as possible, (ii) withdraw from any jurisdiction in which we are qualified to do business, (iii) pay or make provision for the payment of all of our expenses and liabilities, (iv) continue to indemnify our directors and officers as required by our Certificate of Incorporation, Bylaws and any contractual arrangements, and in connection therewith the Board and the Trustee shall have the authority to continue to pay the premiums on director and officer liability insurance, (v) create reserves for contingencies, (vi) prosecute, defend and settle lawsuits, if any, (vii) distribute our remaining assets, if any, to stockholders, and (viii) do any other act necessary to wind up and liquidate our business and affairs. The Board and management will oversee our dissolution and liquidation.

Right to Modify, Amend or Terminate the Plan of Dissolution

By approving the Plan of Dissolution, stockholders will be granting the Board the authority to modify, amend or abandon the Plan of Dissolution, without further action by stockholders and to the extent permitted by the DGCL, if it determines that such action would be in the best interests of the Company and its stockholders.

Liquidating Distributions; Nature; Amount; Timing

Although the Board has not established a firm timetable for distributions to our stockholders, if the Plan of Dissolution is approved, the Plan of Dissolution provides for an initial liquidating cash distribution as soon as practicable following such approval. We currently expect this initial cash distribution to be in the amount of at least $2.00 per share. The amount of such initial cash distribution could be higher if we are able to dispose of all or a substantial portion of our assets promptly following approval of the Plan of Dissolution. We may enter into agreements to sell our assets subject to approval of the Plan of Dissolution by TSC stockholders. After the initial cash distribution, we intend to make additional liquidating distributions from time to time following the filing of our certificate of dissolution. Prior to making any liquidating distribution, the Board or the trustee, if we have transferred our assets to the Liquidating Trust, must have made a determination that reasonable provision has been made for the prosecution, defense, settlement or other resolution of claims and the satisfaction of all reasonably ascertainable liabilities of the Company. We currently estimate that, if we are able to dispose of substantially all of our non-cash assets, the aggregate amount of all liquidating distributions that we intend to pay to TSC stockholders will be in the range of $2.39 to $2.69 per share of TSC common stock.

We currently anticipate that the majority of the remaining proceeds from the liquidation would be distributed by the end of 2009, and that any additional proceeds would be distributed by way of a final liquidating distribution, either from the Company or the Liquidating Trust, within three years after the approval of the Plan of Dissolution. However, if we are unable to sell our non-cash assets, if the proceeds of the sales of our non-cash assets are less than anticipated, if we are unable to settle or otherwise resolve existing claims for the amounts anticipated or if unanticipated claims are made against us, distributions to stockholders may be delayed and made over a longer period of time. The ultimate nature, amount and timing of all distributions will be determined by the Board or the Trustee, in its sole discretion, and will depend in part upon our ability to convert our remaining assets into cash and pay and settle our remaining liabilities and obligations.

As of February 28, 2009, we had approximately $6.8 million in net cash. In addition to satisfying the liabilities reflected on our balance sheet, we anticipate using our cash during the liquidation process for a number of items, including, but not limited to, the following:

•	ongoing operating, overhead and administrative expenses;

•	purchasing a director and officer liability insurance policy as well as a “tail” insurance policy for periods subsequent to our filing of the certificate of dissolution;

•	expenses incurred in connection with the dissolution and our liquidation; and

•	professional, legal, tax, accounting and consulting fees.

This projected liquidation analysis assumes that the Plan of Dissolution will be approved by TSC stockholders. If the Plan of Dissolution is not approved by TSC stockholders, no liquidating distributions will be made. We intend to sell our remaining non-cash assets as soon as reasonably practicable after approval of the Plan of Dissolution; however, we have no way of knowing what the ultimate price received for our remaining non-cash assets will be. The amount of the Contingency Reserve established by the Board will be deducted before the determination of amounts available for distribution to TSC stockholders. Based on the foregoing, we currently estimate that the aggregate amount ultimately distributed to our stockholders will be in the range of $2.39 and $2.69 per share of TSC common stock. The following estimates are not guarantees and they do not reflect the total range of possible outcomes. You may receive substantially less than the amount of liquidating distributions we currently estimate, or you may not receive any liquidating distributions.

Estimated Liquidating Distributions to Stockholders

	Low Range of	High Range of
	Net Proceeds	Net Proceeds

Net Cash as of February 28, 2009	$6,814,139	$6,814,139
Expected Cash Collections(1)	765,499	765,499
Promissory Note Collections(2)	652,044	652,044
Interest Earned — Money Market	35,181	35,181
Estimated Sale of Assets	375,000	1,000,000

Total Estimated Assets	$8,641,863	$9,266,863
Operating Expenses(3)	$1,670,566	$1,670,566
Professional Fees (attorneys and accountants)	250,000	250,000
Insurance(4)	235,000	235,000
Trustee Fees and Contingency Reserve(5)	350,000	200,000

Total Estimated Liabilities	$2,505,566	$2,355,566

Estimated Cash for Distribution	$6,136,297	$6,911,297
Shares Outstanding	2,565,866	2,565,866
	$2.39	$2.69

Notes:

(1)	Primarily consists of account receivables.

(2)	Consists of two promissory notes totaling approximately $272,000 from Valkre Solutions, Inc. and one promissory note in the amount of approximately $380,000 from EnteGreat Solutions LLC.

(3)	Includes, among other expenses, our office lease, laptop computer leases, office copier lease, staff, Board compensation, severance payouts and other customary operating business expenses.

(4)	As part of the dissolution process, we intend to purchase a director and officer liability insurance policy as well as a “tail” insurance policy for periods subsequent to our filing of the certificate of dissolution.

(5)	Includes an estimated reserve account for any unknown or potential claims, plus amounts to cover the professional fees of the Trustee.

We may not satisfy all of our liabilities and obligations prior to making distributions to stockholders, but instead may reserve assets deemed by management and the Board to be adequate to provide for these liabilities and obligations. See “—Contingent Liabilities; Contingency Reserve; Liquidating Trust,” below.

Uncertainties as to the precise net value of our non-cash assets and the ultimate amount of our liabilities make it impracticable to predict the aggregate net value ultimately distributable to stockholders. Claims, liabilities and expenses from operations (including operating costs, salaries, income taxes, payroll and local taxes, legal and accounting fees and miscellaneous office expenses), although currently declining, will continue to be incurred following stockholder approval of the Plan of Dissolution. These expenses will reduce the amount of assets available for ultimate distribution to stockholders, and, while we do not believe that a precise estimate of those expenses can currently be made, management and the Board believe that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims (including contingent liabilities) and to make cash distributions to stockholders. However, no assurances can be given that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims and to make cash distributions to stockholders. If available cash and amounts received on the sale of assets are not adequate to provide for our obligations, liabilities, expenses and claims, distributions of cash and other assets to our stockholders will be proportionately reduced.

Sale of Our Assets

The Plan of Dissolution gives the Board the authority to sell all of our assets. Agreements for the sale of assets may be entered into prior to the special meeting and, if entered into, may be contingent on approval of the Plan of Dissolution at the special meeting. Authorization and approval of the Plan of Dissolution will constitute approval of any such agreements and sales. Sales of our remaining non-cash assets will be made on such terms as are approved by the Board and may be conducted by either competitive bidding, public sales or privately negotiated sales. We do not anticipate that any further stockholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board. We do not anticipate amending or supplementing this proxy statement to reflect any such agreement or sale, unless required by applicable law. The prices at which we will be able to sell our various assets depends largely on factors beyond our control, including, without limitation, the condition of financial markets, the availability of financing to prospective purchasers of the assets, regulatory approvals, public market perceptions, and limitations on transferability of individual assets. In addition, we may not obtain as high a price for a particular asset as we might secure if we were not in liquidation.

Continuing Insurance

Following stockholder approval of the Plan of Dissolution, we will continue to indemnify our officers, directors, employees and agents for their lawful actions in accordance with our Certificate of Incorporation, Bylaws and any contractual arrangement, for the actions taken in connection with the Plan of Dissolution and the winding up of the affairs of the Company. The Company’s obligation to indemnify such persons may also be satisfied out of the assets of the Liquidating Trust, if any. Additionally, we have maintained, and intend to continue to maintain, director and officer liability insurance for the benefit of such persons. As part of our wind-down, we intend to prepay the premium to continue to maintain such insurance for claims made following the filing of our certificate of dissolution. Since our insurance policy may, depending upon the circumstances, require us to pay the initial amount of any liability incurred and then to pay the further costs of defending a claim, subject to reimbursement from the insurance carrier, we intend to establish a contingency reserve to cover such possible contingency.

Reporting Requirements

In order to curtail expenses, we will seek to deregister the Company under the Exchange Act and avoid the applicable reporting requirements thereof to the extent that continued reporting is otherwise required. We anticipate that, if such deregistration is not available or is not permitted by the SEC and continued reporting is required, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution.

Contingent Liabilities; Contingency Reserve; Liquidating Trust

Under Delaware law, we are required, in connection with our liquidation and dissolution, to pay or provide for payment of all of our liabilities and obligations. Following the authorization and approval of the Plan of Dissolution by our stockholders, we intend to pay all expenses and fixed and other known liabilities, and establish the Contingency Reserve, which will include cash and other assets which we believe to be sufficient, based on factors known to us, to satisfy such liabilities, including additional liabilities arising out of contingent claims that are not yet reflected on our balance sheet, and other claims that might arise. We are currently unable to estimate with precision the amount of the Contingency Reserve which may be required, but that amount will be deducted before the determination of amounts available for distribution to stockholders.

The actual amount of the Contingency Reserve will be based upon estimates and opinions of management and the Board and derived from consultations with outside experts and review of our estimated operating expenses and future estimated liabilities, including, without limitation, anticipated compensation payments, estimated legal and accounting fees, operating lease expenses, payroll and other taxes payable, miscellaneous office expenses, expenses accrued in our financial statements, and reserves for litigation expenses. There can be no assurance that the Contingency Reserve in fact will be sufficient. We have not made any specific provision for an increase in the amount of the Contingency Reserve. Subsequent to the establishment of the Contingency Reserve, we intend to distribute to our stockholders any portions of the Contingency Reserve which are deemed no longer to be required. After the liabilities, expenses and obligations for which the contingency reserve had been established have been satisfied in full, we intend to distribute to our stockholders any remaining portion of the Contingency Reserve.

The Plan of Dissolution provides that the Board may, in its discretion but in any event no later than December 31, 2009, transfer as a final liquidating distribution, our remaining assets and liabilities, including the Contingency Reserve, to the Liquidating Trust, which would then have responsibility for disposing assets, settling and paying liabilities and making distributions to stockholders. Such a transfer would be pursuant to a liquidating trust agreement with the Trustee on such terms and conditions as may be approved by the Board. The Board would appoint the Trustee, which could be an officer or director of the Company. Stockholder approval of the Plan of Dissolution will constitute stockholder approval of the Board’s trustee appointment and any liquidating trust agreement. In the event of a transfer of assets to the Liquidating Trust, we would distribute, pro rata to our stockholders, beneficial interests in the Liquidating Trust. It is anticipated that the interests would be evidenced only by the records of the Liquidating Trust and there would be no certificates or other tangible evidence of such interests and that no holder of TSC common stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of TSC common stock in order to receive the interests. It is also anticipated that the interests in the Liquidating Trust, if established, will not be transferable. Therefore, although the recipients of such interests would be treated for U.S. federal income tax purposes as having received their pro rata share of property transferred to the Liquidating Trust and having contributed such property to the Liquidating Trust and will thereafter take into account for U.S. federal income tax purposes their allocable portion of any income, gain or loss realized by the Liquidating Trust, the recipients of interests will not receive the value thereof unless and until the Liquidating Trust distributes cash or other assets to them.

Under Delaware law, in the event that the Contingency Reserve proves to be inadequate for payment of our expenses and liabilities, or should the Contingency Reserve and the assets held by the Liquidating Trust be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the payment to creditors of such stockholder’s pro rata share of such excess, limited to the amounts theretofore received by such stockholder from us and from the Liquidating Trust.

If we were held by a court to have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the Contingency Reserve and the assets of the Liquidating Trust, a creditor of ours could seek an injunction against the making of distributions under the Plan of Dissolution on the ground that the amounts to be distributed were needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders and/or interest holders under the Plan of Dissolution.

Final Record Date

We intend to close our stock transfer books and discontinue recording transfers of shares of TSC common stock when we file a certificate of dissolution with the Delaware Secretary of State (the “Final Record Date”), and thereafter certificates representing TSC common stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law, and our capital stock and stock certificates evidencing the common stock will be treated as no longer being outstanding. Additionally, after the Final Record Date, we will not issue any new stock certificates. We anticipate that no further trading of our shares will occur on or after the Final Record Date. See “—Trading of TSC Common Stock and Interests in the Liquidating Trust” below.

All liquidating distributions from us or the Liquidating Trust on or after the Final Record Date will be made to stockholders according to their holdings of TSC common stock as of the Final Record Date. Subsequent to the Final Record Date, we may at our election require stockholders to surrender certificates representing their shares of TSC common stock in order to receive subsequent distributions. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by us or the Liquidating Trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for those stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder’s certificate evidencing TSC common stock has been lost, stolen or destroyed, the stockholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Trading of TSC Common Stock and Interests in the Liquidating Trust

We currently intend to close our stock transfer books on the Final Record Date and to cease recording stock transfers and issuing stock certificates (other than replacement certificates) at that time. Accordingly, we expect that trading in our shares will cease on and after that date.

We anticipate that the interests in the Liquidating Trust, if established, will not be transferable, although no determination has yet been made. This determination will be made by the Board and management prior to the transfer of unsold assets to the Liquidating Trust and will be based on, among other things, the Board’s and management’s estimate of the value of the assets being transferred to the Liquidating Trust, tax consequences and the impact of compliance with applicable securities laws. The Liquidating Trust may be required to comply with the periodic reporting and proxy requirements of the Exchange Act. The costs of compliance with such requirements would reduce the amount which otherwise could be distributed to interest holders. Even if transferable, the interests are not expected to be listed on the NASDAQ Stock Market or another a national securities exchange, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets.

As stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes, the distribution of non-transferable interests could result in tax liability to the interest holders without their being readily able to realize the value of such interests to pay such taxes or otherwise.

Options

Options to acquire shares of TSC common stock granted under various TSC stock incentive plans that are outstanding immediately prior to the approval of the Plan of Dissolution, vested or unvested, will be cancelled as of the date on which our certificate of dissolution is filed with the Delaware Secretary of State.

Absence of Appraisal Rights

Under Delaware law, our stockholders are not entitled to appraisal rights for their shares of TSC common stock in connection with the transactions contemplated by the Plan of Dissolution.

Regulatory Approvals

Except for filing the certificate of dissolution with the Delaware Secretary of State and compliance with the DGCL, the rules and regulations of the SEC and the United States Internal Revenue Code, no United States federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation.

Certain Federal and State Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the liquidation and dissolution of TSC to certain holders of TSC common stock. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this proxy statement, regulations promulgated under the Code, administrative rulings by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of TSC common stock. In addition, this summary does not address the U.S. federal income tax consequences of the liquidation and dissolution to holders of TSC common stock who are subject to special treatment under U.S. federal income tax laws, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, holders that are properly classified as “partnerships” under the Code, dealers in securities, holders who hold their TSC common stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, holders who acquired our common stock through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code and holders who do not hold their shares of TSC common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the U.S. federal income tax consequences to any holder of TSC common stock who or which, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust and this summary does not address the tax consequences of the liquidation and dissolution under state, local or foreign tax laws.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. No ruling has been requested from the Internal Revenue Service with respect to the anticipated tax treatment of the Plan of Dissolution, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below. Each holder of TSC common stock should consult the holder’s individual tax advisors as to the particular tax consequences of the liquidation and dissolution to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Distributions, if any, to stockholders pursuant to the Plan of Dissolution may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions.

Federal Income Taxation of the Company

After the approval of the Plan of Dissolution and until our liquidation is completed, we will continue to be subject to U.S. federal income tax on our taxable income, if any, such as interest income, gain from the sale of any remaining assets or income from operations. Upon the sale of any of our assets in connection with our liquidation and dissolution, we will recognize gain or loss in an amount equal to the difference between (i) the fair market value of the consideration received for each asset sold and (ii) our adjusted tax basis in the asset sold. We should not recognize any gain or loss upon the distribution of cash to our stockholders in liquidation of their shares of TSC common stock. We currently do not anticipate making distributions of property other than cash to stockholders in our liquidation. In the event we were to make a liquidating distribution of property other than cash to our stockholders, we may recognize gain upon the distribution of such property as if we sold the distributed property for its fair market value on the date of the distribution. We currently do not anticipate that our dissolution and liquidation pursuant to the Plan of Dissolution will produce a material corporate tax liability for U.S. federal income tax purposes.

Federal Income Taxation of the Stockholders

In general, for U.S. federal income tax purposes, we intend that amounts received by our stockholders pursuant to the Plan of Dissolution will be treated as full payment in exchange for their shares of TSC common stock. As a result of our dissolution and liquidation, stockholders generally will recognize gain or loss equal to the difference between (i) the sum of the amount of cash and the fair market value (at the time of distribution) of property, if any, distributed to them (including transfers of assets to a liquidating trust) and (ii) their tax basis for their shares of TSC common stock. In general, a stockholder’s gain or loss will be computed on a “per share” basis. If we make more than one liquidating distribution, which is expected, each liquidating distribution will be allocated proportionately to each share of stock owned by a stockholder, and the value of each liquidating distribution will be applied against and reduce a stockholder’s tax basis in his or her shares of stock. In general, gain will be recognized as a result of a liquidating distribution to the extent that the aggregate value of all liquidating distributions received by a stockholder with respect to a share exceeds his or her tax basis for that share. Any loss generally will be recognized by a stockholder only when the stockholder receives our final liquidating distribution to stockholders (including transfers of assets to a liquidating trust), and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Gain or loss recognized by a stockholder generally will be capital gain or loss and will be long term capital gain or loss if the stock has been held for more than one year; otherwise it will be treated as short term capital gain or loss. The deductibility of capital losses is subject to limitations.

In the unlikely event we make a liquidating distribution of property other than cash to our stockholders, a stockholder’s tax basis in such property immediately after the distribution generally will be the fair market value of the property received by the stockholder at the time of distribution. Gain or loss realized upon the stockholder’s future sale of that property generally would be measured by the difference between the proceeds received by the stockholder in the sale and the tax basis of the property sold.

In the event that our liabilities are not fully covered by the assets in the Contingency Reserve or otherwise satisfied through insurance or other reasonable means (See “—Contingent Liabilities; Contingency Reserve; Liquidating Trust” above), payments made by a stockholder in satisfaction of those liabilities generally would produce a capital loss for such stockholder in the year the liabilities are paid. The deductibility of any such capital loss would generally be subject to certain limitations under the Code.

Liquidating Trusts

If we transfer assets to the Liquidating Trust, a stockholder generally should be treated for U.S. federal income tax purposes as having received a pro rata share of the property transferred to the Liquidating Trust, reduced by the amount of known liabilities assumed by the Liquidating Trust or to which the property transferred is subject, and having contributed such assets and liabilities to the Liquidating Trust. Our transfer of assets to the Liquidating Trust will cause a stockholder to be treated in the same manner for U.S. federal income tax purposes as if the stockholder had received a distribution directly from us. The Liquidating Trust should not be subject to U.S. federal income tax, assuming that it is treated as a liquidating trust for U.S. federal income tax purposes. After formation of the Liquidating Trust, a stockholder must take into account for U.S. federal income tax purposes the stockholder’s allocable portion of any income, gain or loss recognized by the Liquidating Trust. As a result of our transfer of assets to the Liquidating Trust and the ongoing operations of the Liquidating Trust, stockholders may be subject to tax, whether or not they have received any actual distributions from the Liquidating Trust with which to pay such tax. There can be no assurance that the Liquidating Trust described in the Plan of Dissolution will be treated as a liquidating trust for federal income tax purposes.

Backup Withholding

Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, 28% of all cash distributions made to holders of TSC common stock in connection with the liquidation and dissolution unless the holder provides a tax identification number (social security number in the case of an individual or employer identification number in the case of other holders), certifies that such number is correct and that no backup withholding is otherwise required and otherwise complies with such backup withholding rules. Each holder of TSC common stock should complete, sign and return to the paying agent the Substitute Form W-9 in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. The Substitute Form W-9 will be included as part of the letter of transmittal mailed to each record holder of TSC common stock.

The foregoing summary of U.S. federal income tax consequences is included for general information only and does not constitute legal advice to any stockholder. The tax consequences of the Plan of Dissolution may vary depending upon the particular circumstances of each stockholder. Each stockholder should consult his or her own tax advisor regarding the U.S. federal income tax consequences of the Plan of Dissolution as well as any state, local, and foreign tax consequences.

VOTE REQUIRED AND BOARD RECOMMENDATION

The authorization and approval of the Plan of Dissolution requires the affirmative vote of the holders of a majority of the outstanding shares of TSC common stock. Members of the Board and our executive officers who hold (not including options to purchase shares of TSC common stock) as of March 6, 2009 an aggregate of 26,790 shares of TSC common stock (approximately 1.04% of the outstanding shares of TSC common stock as of March 6, 2009) have indicated that they will vote in favor of the Plan of Dissolution.

THE BOARD BELIEVES THAT THE PLAN OF DISSOLUTION IS IN THE BEST INTERESTS OF OUR STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” THIS PROPOSAL. IT IS INTENDED THAT SHARES REPRESENTED BY THE ENCLOSED FORM OF PROXY WILL BE VOTED IN FAVOR OF THIS PROPOSAL UNLESS OTHERWISE SPECIFIED IN SUCH PROXY.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table is based primarily on a review of reports on Schedule 13G and 13D filed with the SEC prior to March 6, 2009 and sets forth those holders of TSC common stock known to the Company to beneficially own more than five percent of TSC common stock. As of March 6, 2009, there were 2,565,866 shares of TSC common stock outstanding.

	Amount
	and Nature of
	Beneficial		Percent
Name and Address of Beneficial Owner	Ownership		of Class

State of Wisconsin Investment Board P.O. Box 7842 Madison, WI 53707	387,150	(1)	15.1%
Lloyd I. Miller, III 4550 Gordon Drive Naples, FL 34102	364,883	(2)	14.2%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	159,158	(3)	6.2%
CCI Consulting, Inc. 6752 RFD Long Grove , Illinois 60047	151,025	(4)	5.9%
Michael T. Tokarz 287 Bowman Purchase, NY 10577	145,667	(5)	5.7%

Notes:

(1)	This information is derived from a Schedule 13G/A filed by the State of Wisconsin Investment Board on January 30, 2009. According to the Schedule 13G/A, the State of Wisconsin Investment Board has sole voting power over 387,150 TSC common shares and sole dispositive power over 387,150 TSC common shares.

(2)	This information is derived from a Schedule 13G filed by Mr. Lloyd I. Miller, III on February 12, 2009. According to the Schedule 13G, Mr. Miller has sole voting power over 313,467 TSC common shares and sole dispositive power over 313,467 TSC common shares.

(3)	This information is derived from a Schedule 13G filed by Dimensional Fund Advisors LP and certain of its affiliated entities on February 9, 2009. According to the Schedule 13G, Dimensional Fund Advisors LP and certain of its affiliated entities have sole voting power over 159,158 TSC common shares and sole dispositive power over 159,158 TSC common shares.

(4)	This information is derived from the most recent report on Schedule 13G filed by CCI Consulting, Inc., formerly Charter Consulting, Inc., on November 26, 2007. According to the Schedule 13G, CCI Consulting, Inc. has sole voting and dispositive power with respect to 151,025 shares.

(5)	This information is derived from the most recent report on Schedule 13G filed by Mr. Tokarz on February 9, 2006. According to the Schedule 13G, Mr. Tokarz has sole voting power and dispositive power over 143,942 shares and shared voting and dispositive power over 1,725 shares.

Security Ownership of Management

The following table sets forth information as of March 6, 2009 concerning the beneficial ownership of TSC common stock for each director, named executive officer and all directors and executive officers as a group. Unless otherwise noted, the listed persons have sole voting and investment power with respect to the shares held in their names, subject to community property laws, if applicable.

	Amount
	and Nature of
	Beneficial	Percent
Name of Beneficial Owner	Ownership(1)	of Class(2)

Directors
Elizabeth Alhand	0		*
Kathryn A. Dcamp	0		*
Carl F. Dill	19,650		*
Timothy R. Zoph	0		*
Named Executive Officers
Milton G. Silva-Craig	114,859	4.31%
Timothy G. Rogers	22,223		*
All Directors and Named Executive Officers as a group (6 persons)	156,732	5.79%

Notes:

*	Less than 1%.

(1)	Includes shares that may be acquired under options which are currently exercisable and which will be exercisable within 60 days in the following amounts: Mr. Silva-Craig 17,361; and Mr. Rogers 5,556 shares; and directors and Named Executive Officers as a group, 22,917 shares.

(2)	The percentage of outstanding shares beneficially owned by each person is calculated based on the 2,565,866 outstanding common shares as of March 6, 2009, plus the shares that such person has the right to acquire as of March 6, 2009 or within 60 days thereafter upon the exercise of conversion rights and options.

INTERESTS OF DIRECTORS AND OFFICERS IN THE PLAN OF DISSOLUTION

In considering the recommendation of the Board to approve the Plan of Dissolution, you should be aware that our directors and our executive officers have interests that may be different from, or are in addition to, your interests as a stockholder. The Board was aware of these actual and potential conflicts of interest and considered them along with other matters when they determined to recommend the Plan of Dissolution.

Following dissolution, we will continue to indemnify our officers, directors, employees and agents in accordance with our articles of incorporation and bylaws for actions taken in connection with the Plan of Dissolution and the winding up of our business and affairs, and we will continue to compensate our officers, directors and employees in connection with their services provided in connection with the implementation of the Plan of Dissolution, if any. As part of our dissolution process, we intend to purchase a director and officer liability insurance policy as well as a “tail” insurance policy for periods subsequent to our filing of the certificate of dissolution.

Messrs. Silva-Craig and Rogers are parties to employment agreements with TSC providing for severance and other benefits upon termination of employment. Mr. Silva-Craig’s employment agreement provides that if we terminate his employment with us without cause, Mr. Silva-Craig would be entitled to receive (i) his base salary, health insurance and general benefits for a period of one year from the effective date of the termination of his employment; (ii) immediate vesting of his unvested and outstanding stock options; and (iii) a one-time termination payment equal to 50% of his annual base salary. Mr. Rogers’ employment agreement provides that if we terminate his employment with us without cause, Mr. Rogers would be entitled to receive (i) his base salary and health insurance benefits for a period of six months from the effective date of the termination of his employment and (ii) immediate vesting of his unvested and outstanding stock options. If the Plan of Dissolution is approved by TSC stockholders, it is contemplated that the employment with the Company of Messrs. Silva-Craig and Rogers will be terminated when their services are no longer required in connection with the winding up of the Company and the liquidation of its assets.

SELECTED FINANCIAL DATA

The following table summarizes certain selected financial data that is derived from TSC’s audited financial statements. The selected financial data should be read in conjunction with TSC’s audited statements of operations for the years ended December 31, 2008, 2007, and 2006 and the audited balance sheets as of December 31, 2008 and 2007, including, in each case, the notes thereto, as well as, Management’s Discussion and Analysis of Financial Condition and Results of Operations, all of which have been filed with the Company’s annual report on Form 10-K for the year ended December 31, 2008. All amounts are in thousands, except per share data.

	Year Ended December 31,
	2008	2007	2006	2005	2004

Consolidated Statement of Operations Data:
Revenues	$6,303	$10,336	$12,063	$28,978	$20,544
Goodwill and intangible asset impairments	—	—	125	—	—
Restructuring and other charges (credits)	—	—	—	2,719	(579)
Gain on litigation settlement	—	—	—	(2,722)	—
Operating loss	(2,235)	(7,600)	(11,108)	(20,168)	(10,715)
Net loss	$(406)	$(8,295)	$(8,834)	$(17,405)	$(8,547)

Basic and diluted net loss per common share	$(0.16)	$(3.26)	$(3.57)	$(7.41)	$(4.18)

	At December 31,
	2008	2007	2006	2005	2004

Consolidated Balance Sheet Data:
Cash, short-term investments and promissory notes	$8,638	$10,968	$13,510	$20,135	$30,032
Total Assets	10,609	15,434	26,042	32,799	53,084
Stockholders’ Equity	$9,343	$10,172	$18,080	$24,648	$41,794

OTHER INFORMATION

Future Stockholder Proposals

If the liquidation and dissolution is completed, there will be no future meetings of TSC’s stockholders. If the liquidation and dissolution is not completed, however, stockholders will continue to be entitled to attend and participate in meetings of stockholders. If the liquidation and dissolution is not completed, TSC will inform its stockholders, by press release or other means determined reasonable by TSC, of the date by which stockholder proposals must be received by TSC for inclusion in the proxy materials relating to TSC’s 2009 annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

Where Stockholders Can Find More Information

TSC files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other information contain additional information about TSC and will be made available for inspection and copying at TSC’s executive offices during regular business hours by any stockholder or a representative of a stockholder as so designated in writing.

Stockholders may read and copy any reports, statements or other information filed by TSC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

A list of stockholders will be available for inspection by stockholders of record at TSC’s executive offices at 55 East Monroe Street, Suite 2600, Chicago, Illinois 60603 during ordinary business hours for a period of ten days prior to the date of the special meeting. The list of stockholders will be available at the special meeting or any adjournment thereof.

EXHIBIT A

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION
OF
TECHNOLOGY SOLUTIONS COMPANY

This Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to constitute a plan of distribution under Section 281(b) of the Delaware General Corporation Law (the “DGCL”) and accomplish the complete liquidation and dissolution of Technology Solutions Company, a Delaware corporation (the “Company”), in accordance with the DGCL and applicable provisions of the Internal Revenue Code of 1986, as amended, as follows:

1. The Board of Directors of the Company (the “Board”) has adopted this Plan. The Board will call a meeting (the “Meeting”) of the holders of the Company’s outstanding common stock, par value $.01 per share (the “Common Stock”) to take action on the Plan and ratify the Company’s actions taken to date on the Plan. If stockholders holding a majority of the Common Stock vote for the adoption of this Plan at the Meeting, the Plan shall constitute the adopted Plan of the Company as of the date of the Meeting, or such later date on which the stockholders may approve the Plan if the Meeting is adjourned to a later date (the “Adoption Date”).

2. After the Adoption Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs and distribute its assets in accordance with this Plan. No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

3. From and after the Adoption Date, the Company shall complete the following corporate actions:

(a) The Company shall use its best efforts to sell, exchange or otherwise dispose of the assets listed on Schedule A hereto in one or more transactions upon such terms and conditions as the Board, in its reasonable judgment, deems expedient and in the best interests of the Company and its stockholders, without any further vote or action by the Company’s stockholders. The assets and properties listed on Schedule A may be sold in bulk to one buyer or a small number of buyers or on a piecemeal basis to numerous buyers, and Buyers may include Company employees or former employees.

(b) The Company shall collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company, which receivables, debts and claims are set forth on Schedule B.

(c) The Company shall pay or, make reasonable provision to pay, all claims and obligations of the Company and its subsidiaries, including all contingent, conditional or unmatured claims known by the Company, which are set forth on Schedule C.

(d) The Company shall for the purposes of implementing and assuring completion of this Plan, pay reasonable brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan. The Company may also pay the officers and directors of the Company and the employees, agents, consultants and representatives of the Company, or any of them, reasonable compensation, in money or other property.

(e) The Company shall (i) make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company or its subsidiaries which is the subject of a pending action, suit or proceeding to which the Company is a party and (ii) make such provision as shall be reasonably likely to be sufficient to provide compensation for claims against the Company or its subsidiaries that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within ten (10) years after the date of dissolution. The Board shall establish a contingency reserve in

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cash and/or property (the “Contingency Reserve”) to satisfy such claims and obligations and all expenses of the sale of the Company’s property and assets and the liquidation and dissolution provided for in this Plan. Any unexpended and unencumbered portion of the Contingency Reserve shall be distributed to the holders of Common Stock, as provided in paragraph 3(h). Provided that the Adoption Date shall have occurred, a Certificate of Dissolution shall have been filed with respect to the Company as provided in Section 275(d) of the DGCL and a Liquidating Trust (as defined in Section 7 hereof) shall have been established pursuant to Section 7 below, any unexpended amounts remaining in the Contingency Reserve shall be transferred to the Liquidating Trust no later than December 31, 2009.

(f) By approval of this Plan, the Board has determined in good faith that the estimated net value of its assets available for distribution, after having accounted for: (i) the estimated cash; (ii) the estimated fair market value of all assets that are available for distribution; (iii) the assets to be included in the Contingency Reserve; (iv) payment of all its known and estimated obligations and all expenses relating to the liquidation and dissolution provided for in this Plan, including the obligations set forth on Schedule C; and (v) a bad debt discount factor for the collection of all accounts receivable, debts and claims owing to the Company, set forth on Schedule B, due to the public market announcement of this liquidation plan; as of the date of such approval is approximately $6,350,000. The basis for the foregoing determinations of fair market value shall be filed with the minutes of the Board. The Board shall use reasonable efforts to distribute all cash and other assets available for distribution to stockholders of the Company (other than any unexpended portion of the Contingency Reserve) (the “Distribution”) as promptly as practicable. Provided that the Adoption Date shall have occurred and a certificate of dissolution shall have been filed with respect to the Company as provided in Section 275(d) of the DGCL (a “Certificate of Dissolution”), any such cash and other assets not so distributed shall be transferred to the Liquidating Trust (if such a trust is established) as soon as reasonably possible, but no later than December 31, 2009.

(g) An initial Distribution will be made in an amount estimated as of the date of the Plan to be equal to $5,131,732, pro rata to the record holders of Common Stock, as soon as reasonably practicable after the filing of a Certificate of Dissolution with respect to the Company.

(h) Any distributions to stockholders from the unexpended and unencumbered balance of the Contingency Reserve, whether made directly by the Company or by the Liquidating Trust described in Section 7, below, shall be made in accordance with paragraph (g) above.

(i) The Company will not be required to obtain appraisals or other third party opinions as to the value of its properties and assets in connection with the liquidation.

4. Prior to the Adoption Date, the Company shall take such reasonable and necessary efforts in preparation of the liquidation process, including:

(a) Enter into negotiations and or contingent agreements for the sale, exchange or disposal of the assets listed on Schedule A, with the express limitation that no such sale or disposition will occur until the Adoption Date.

(b) Terminate and pay such reasonable termination fees for employees not: (i) directly supporting client engagements; (ii) required to facilitate the liquidation process; or (iii) required to preserve, facilitate or maximize the value of an asset.

(c) Enter into negotiations with clients and employees to facilitate an orderly completion of existing client engagements so that terms of the client agreement are met and future warranty liabilities are mitigated.

(d) Prepare such materials required for the termination of all benefit plans, including, but not limited to, health and defined contribution plans.

5. The distributions to the stockholders pursuant to Sections 3 and 7 hereof shall be in complete redemption and cancellation of all of the outstanding Common Stock of the Company. As a condition to

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receipt of any distribution to the Company’s stockholders, the stockholders may be required (in the sole discretion of the Board) to (a) surrender their certificates evidencing the Common Stock to the Company or its agents for cancellation or (b) furnish the Company with evidence satisfactory to the Board or the Trustee (as defined in Section 7 hereof) of the loss, theft or destruction of such certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board or the Trustee. Thereafter, the rights of such stockholders shall be limited to the contractual right to receive distributions pursuant to this Plan. The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the earliest to occur of (x) the close of business on the record date fixed by the Board for the final liquidating distribution, (y) the close of business on the date on which the remaining assets of the Company are transferred to the Trust or (z) the date on which the Company ceases to exist under the DGCL (following any post-dissolution continuation period thereunder), and thereafter certificates representing Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

6. If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing Common Stock if required hereunder or for any other reason, the distribution to which such stockholder is entitled (unless transferred to the Trust established pursuant to Section 7 hereof) shall be transferred to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

7. As a final liquidating distribution, the Company may but is not required to transfer to a liquidating trustee (the “Trustee”), for the benefit of its stockholders, under a liquidating trust agreement (the “Liquidating Trust”), any assets of the Company which (a) have not been previously distributed to the stockholders of the Company as provided above, or (b) are held as the Contingency Reserve. The Trustee shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in his or her capacity as Trustee, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustee shall be deemed to be a distribution of property and assets by the Company to the stockholders for the purposes of Section 3 of this Plan. Any such conveyance to the Trustee shall be in trust for the stockholders of the Company. Adoption of this Plan by the holders of a majority of the outstanding Common Stock shall constitute the approval of the stockholders of the appointment of the Trustee, such liquidating trust agreement and the transfer of any assets by the Company to the Trust as their act and as a part hereof as if herein written.

8. The adoption of the Plan by holders of a majority of the outstanding Common Stock shall constitute full and complete authority for the Board and the officers of the Company, without further stockholder action, to proceed with the dissolution, winding up, and liquidation of the Company in accordance with any applicable provision of the DGCL, including, without limitation, Section 281(b) of the DGCL, and to take all actions as may be necessary or appropriate in furtherance of the dissolution, winding up and liquidation of the Company in accordance with this Plan and Delaware law.

9. After the Adoption Date, the Company shall promptly obtain any certificates required from the Delaware tax authorities and, upon obtaining such certificates, the Company shall file with the Secretary of State of the State of Delaware a Certificate of Dissolution in accordance with the DGCL.

10. Adoption of this Plan by holders of a majority of the outstanding Common Stock shall constitute the approval of the stockholders of any sale, exchange or other disposition of the property and assets of the Company contemplated by this Plan, whether such sale, exchange or other disposition occurs in one

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transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan.

11. The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, as amended, and by-laws and any contractual arrangements, for the actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company’s obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Board and the Trustee, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligation hereunder, including seeking an extension in time and coverage of the Company’s insurance policies currently in effect.

12. Notwithstanding the adoption of this Plan by the holders of a majority of the outstanding Common Stock, the Board may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by the DGCL.

13. The schedules to this Plan shall be updated as necessary to comply with the provisions of Section 281(b) of the DGCL.

14. The Board shall determine whether to liquidate or merge into itself, any one or more, or all, of the Company’s existing subsidiaries incident to the completion of the transactions contemplated by this Plan, or to transfer the shares of any such subsidiary to an outside party or to the stockholders of the Company. If and to the extent that the Company determines that any such subsidiary shall be liquidated or merged, it shall determine the manner for effecting such liquidation or merger, and may cause a Plan of Liquidation to be adopted by such subsidiary which shall be based on the provisions of this Plan except to the extent that such provisions are manifestly inconsistent with the liquidation or merger of a subsidiary.

15. The Board is hereby authorized, without further action by the Company’s stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are not inconsistent with the provisions of this Plan and are deemed necessary, appropriate or desirable, in the reasonable judgment of the Board, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

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SCHEDULE A

Assets for Sale, Exchange or Disposal

Description		Estimated Value

1.	Furniture and equipment located at 55 East Monroe, Suite 2600 Chicago, Il 60603 as detailed on Schedule A(1)	$75,000
2.	Intellectual Property related to Company’s Blue Ocean software products	[To be determined]
3.	Intellectual Property related to Company’s Data Migration software product	$125,000
4.	Services contracts and Master Service Agreements for Healthcare Services Practice	[To be determined]
5.	Sublease for space at 55 East Monroe, Suite 2600, Chicago IL 60603	[To be determined]
6.	Outstanding balance in the Company’s investment account at Harris Bank, Chicago, IL	$6,633,800
7.	Outstanding balance in Company’s general account at Bank of America, Chicago, IL	$568,000

5

SCHEDULE A (1)

Furniture and Equipment at 55 East Monroe

1. All furniture located at 55 E. Monroe Street, Suite 2600 Chicago, IL 60602

a. Desks

b. Tables

c. Chairs

d. Filing cabinets

e. Cubicles

f. All other ancillary office furniture

2. All computer equipment:

a. Laptop computers

b. Laser printers

c. All other ancillary computer equipment

3. Telephone systems:

a. Phone headsets

b. Telephone system

c. All other ancillary telephone system equipment

4. All office equipment:

a. Fax machines

b. Copiers

c. Overheads/projectors

d. White boards

e. All other ancillary office equipment

6

SCHEDULE B

Receivables, Debts and Claims to be Collected

Description		Estimated Value

1.	All unpaid, billed and unbilled accounts receivable for services provided as detailed on Schedule B(1)	$275,738.09
2.	Payment under the Promissory Note dated April 30, 2008, by and between the Company and EnteGreat Solutions, LLC, for which a receipt is due and payable on April 29, 2009	$380,271
3.	Payment under the Senior Promissory Note dated April 30, 2008, by and between the Company and Valkre Solutions, Inc. for which a receipt is due and payable on March 31, 2009	$135,918
4.	Payment under the Senior Promissory Note dated April 30, 2008, by and between the Company and Valkre Solutions, Inc. for which a receipt is due and payable on June 30, 2009	$135,918
5.	Interest receipts due on the Company’s investment account at Harris Bank, Chicago, IL	$20,000
6.	Royalty book income for the period ended December 31, 2008 from John Wiley & Co.	$225
7.	All amounts, including expenses, to be billed for services to be provided from February 1, 2009 through May 31, 2009 under the following open Master Service Agreements and/or Statements of Work (“SOW”):	$388,000
	a. Nebraska Medical Center, SOW dated October 15, 2008;
	b. Tenet Health Systems, SOW dated November 14, 2006;
	c. Sutter California Pacific Medical Center, SOW dated August 20, 2008
	d. Faxton-St Luke’s Healthcare, SOW dated February 25, 2008;
	e. Faxton-St Luke’s Healthcare, SOW dated April 23, 2008;
	f. Aurora BayCare Medical Center, SOW dated September 9, 2008;
	g. McKesson Corp.— Our Lady of Resurrection , SOW dated November 20, 2008;
	h. McKesson Corp.— Reynolds Memorial, SOW dated October 16, 2008;
	i. Cooper University Health System, SOW dated October 17, 2006;
	j. University of Utah Hospitals and Clinics, SOW dated January 14, 2009; and
	k. Harvard Pilgrim Health Care, SOW dated December 10, 2008.

7

SCHEDULE C

Claims and Obligations to be Paid

1. All payroll related obligations of the Company as detailed on Schedule C (1)

2. All accounts payables, properly authorized and outstanding, as listed on Schedule C (2)

8

SCHEDULE C (1)

Payroll related Obligations

Description		Estimated Costs

1.	All payments due under Employment Agreements :	$570,000
	a. by and between the Company and Milton Silva-Craig, dated 12/4/06; and
	b. by and between the Company and Timothy G. Rogers, dated 9/24/07
2.	All Board of Directors fees due for services rendered through Q1, 2009	$32,000
3.	All payroll obligations, including payments under the Company’s employee benefits program, for the Company’s current active employees for services from February 1, 2009 through March 31, 2009. Assumes a final employment date of March 31, 2009 (pending final dissolution)	$472,000
4.	All severance related obligations, as agreed upon prior to the establishment of the dissolution plan, for which outstanding obligations are due:	$393,000
	a. David Wasson, under separation agreement dated April 30, 2008;
	b. David Dimond, under termination letter agreement dated March 14, 2008;
	c. Elizabeth Hubbard, under separation agreement dated January 6, 2009;
	d. Ian David Kessler, under separation agreement dated January 11, 2009;
	e. Rehan Virani, under separation agreement dated January 23, 2009
	f. Frank Tirone, under separation agreement dated January 27, 2009;
	g. Elise Skora, under separation agreement dated January 27, 2009;
	h. Other severance arrangements

9

SCHEDULE C (2)

Accounts Payable Obligations

Description		Estimated Costs

1.	All accounts payables, duly authorized and owing, as detailed on Schedule C (2)(a)	$245,000
2.	All amounts due under Sublease by and between the Company and One South Dearborn LLC, dated May 15, 2006 for office space at 55 East Monroe, Suite 2600 Chicago, IL 60603, having a termination date of 2/28/10	$197,000
3.	All amounts due under lease by and between the Company and:	$196,000
	a. CIT Group, Lease #907000012400, dated October 26, 2007, with a termination date of October 26, 2010, for 39 laptops;
	b. CIT Group, Lease #901002903100, dated June 20, 2008, with a termination date of June 20, 2011, for 15 laptops; and
	c. Imagetec, dated October 1, 2008, with a termination date of December 1, 2011, for 2 Minolta copiers
4.	All amounts due to Grant Thornton for the annual audit for the Company as per the Engagement Letter agreement, dated January 15, 2009	$75,000
5.	Other ancillary expenses	$109,000

10

PROXY
TECHNOLOGY SOLUTIONS COMPANY
SPECIAL MEETING OF STOCKHOLDERS TO BE HELD [•], 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          The undersigned stockholder of Technology Solutions Company (the “Company”) does hereby acknowledge receipt of Notice of said Special Meeting and the accompanying Proxy Statement, and does hereby constitute and appoint Carl F. Dill, Jr. and Timothy G. Rogers, or either of them, with full power of substitution, to vote all shares of stock of the Company that the undersigned is entitled to vote as fully as the undersigned could do if personally present, at the Special Meeting of Stockholders of the Company to be held at the Company’s corporate office, located at 55 East Monroe Street, Suite 2600, Chicago, Illinois, 60603 on [•], 2009, starting at [•] a.m., local time and at any adjournment thereof, as indicated on the reverse side.
(Please date and sign on reverse side)
Address Change/Comments (Mark the corresponding box on the reverse side)
FOLD AND DETACH HERE
You can now access your Technology Solutions Company account online.
Access your Technology Solutions Company stockholder account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, Transfer Agent for the Technology Solutions Company, now makes it easy and convenient to get current information on your stockholder account.
•	View account status

•	View certificate history

•	View book-entry information

•	View payment history for dividends

•	Make address changes

•	Obtain duplicate 1099 tax form

•	Establish/change your PIN
Visit us on the web at http://www.melloninvestor.com
For technical assistance, call 1-877-978-7778 between 9:00 a.m. and 7:00 p.m.
Monday–Friday Eastern Time.
Investor ServiceDirect® is a registered trademark of BNY Mellon Shareowner Services
****TRY IT OUT****
www.melloninvestor.com/isd
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER                         1-800-370-1163

This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted in favor of the approval of each proposal.
Please Mark Here for Address Change or Comments ☐
SEE REVERSE SIDE

		FOR	AGAINST	ABSTAIN

1.	Proposal to Approve the Plan of Complete Liquidation and Dissolution of Technology Solutions Company.	☐	☐	☐

2.	Proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Plan of Complete Liquidation and Dissolution of Technology Solutions Company.	☐	☐	☐

No proxy voted against the proposal to approve the Plan of Complete Liquidation and Dissolution of Technology Solutions Company will be voted in favor of any proposal to adjourn the special meeting for the purpose of soliciting additional proxies unless specifically designated on the proxy.

3.	As such proxies may in their discretion determine upon such other matters as may properly come before the special meeting or any adjournments thereof.
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN BY YOU ON THIS CARD. IN THE ABSENCE OF SUCH INSTRUCTIONS, THIS PROXY WILL BE VOTED IN FAVOR OF THE APPROVAL OF EACH PROPOSAL. IF OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED ON THOSE MATTERS IN ACCORDANCE WITH THE BEST JUDGMENT OF THE NAMED PROXIES.
You are urged to mark, sign, date and return your proxy without delay in the return envelope provided for that purpose, which requires no postage if mailed in the United States. When signing the proxy, please take care to have the signature conform to the stockholder’s name as it appears on this side of the proxy. If shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees and guardians should so indicate when signing. Corporations and partnerships should sign in their full corporate or partnership names by a duly authorized person.

Date: , 2009

Signature:

Signature if jointly held:

2

FOLD AND DETACH HERE
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 p.m. Eastern Time the day prior to the special meeting day.
Your Internet and telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET
http://www.proxyvoting.com/tscc
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

3